                                                                       EXHIBIT 2


                                    AGREEMENT

                                       AND

                             PLAN OF REORGANIZATION

                                  BY AND AMONG

                            FIRST COASTAL BANCSHARES,

                            FIRST COASTAL BANK, N.A.

                                       AND

                         AMERICAN INDEPENDENT BANK, N.A.







                                 AUGUST 3, 1998

                                TABLE OF CONTENTS

ARTICLE I                                                                          Page No.
        THE CONSOLIDATION AND RELATED TRANSACTIONS.....................................1
        1.1    Creation of FCB Interim.................................................1
        1.2    Consolidation...........................................................1
               (a)    Consolidation of FCB Interim and AIB.............................1
               (b)    Effect on FCB Interim Shares.....................................2
               (c)    Effect on AIB Shares.............................................2
        1.3    The Merger..............................................................2
               (a)    Merger of Consolidated Bank into FCB.............................2
               (b)    Effect on FCB Shares.............................................2
               (c)    Effect on Consolidated Bank Stock................................2
        1.4    Dissenting Shares.......................................................3
        1.5    Aggregate Purchase Price and Per Share Purchase Price...................3
        1.6    Delivery of Cash........................................................3
        1.7    Effect of the Consolidation.............................................4
        1.8    Effect of the Merger....................................................4
        1.9    Name of Consolidated Bank...............................................4
        1.10   Articles of Association and Bylaws of Consolidated Bank.................4
        1.11   Directors and Officers of Consolidated Bank.............................4
        1.12   Name of Surviving Bank..................................................5
        1.13   Articles of Association and Bylaws of Surviving Bank....................5
        1.14   Directors and Officers of Surviving Bank................................5
        1.15   Directors' Agreements...................................................5
        1.16   Cooperation; Best Efforts...............................................5

ARTICLE II

        THE CLOSING....................................................................6
        2.1    Closing Date............................................................6
        2.2    Execution of Consolidation Agreement and Merger
               Agreement...............................................................6
        2.3    Documents to be Delivered...............................................6

ARTICLE III

        REPRESENTATIONS AND WARRANTIES OF AIB..........................................6
        3.1    Organization, Standing and Power of AIB.................................6
        3.2    Capitalization..........................................................7
        3.3    Subsidiaries............................................................7
        3.4    AIB Financial Statements................................................7
        3.5    Authority...............................................................8
        3.6    Insurance...............................................................9
        3.7    Books and Records.......................................................9
        3.8    Title to Assets........................................................10
        3.9    Environmental Liabilities..............................................10
        3.10   Litigation.............................................................12
        3.11   Taxes..................................................................12
        3.12   Compliance with Laws and Regulations...................................13

        3.13   Performance of Obligations.............................................13
        3.14   Employees..............................................................14
        3.15   Brokers and Finders....................................................14
        3.16   Material Understandings................................................14
        3.17   Absence of Certain Changes.............................................15
        3.18   Licenses and Permits...................................................17
        3.19   Loans..................................................................17
        3.20   Employee Benefit Plans and Employment and Labor
               Contracts..............................................................17
        3.21   Investments............................................................20
        3.22   Operational Losses.....................................................20
        3.23   Powers of Attorney.....................................................20
        3.24   Loan Servicing Portfolio...............................................20
        3.25   Proxy Statement........................................................20
        3.26   Accuracy of Information Furnished......................................21
        3.27   Effective Date of Representation and Warranties........................21

ARTICLE IV

        REPRESENTATIONS AND WARRANTIES OF BANCORP AND FCB.............................21
        4.1    Organization, Standing and Power of Bancorp............................21
        4.2    Capitalization of Bancorp..............................................21
        4.3    Organization, Standing and Power of FCB................................21
        4.4    Capitalization of FCB..................................................22
        4.5    Financial Statements...................................................22
        4.6    Authority..............................................................22
        4.7    Information Furnished by Bancorp.......................................23
        4.8    Accuracy of Information Furnished......................................23
        4.9    Effective Date of Representations and Warranties.......................24
        4.10   Compliance With Laws and Regulations...................................24
        4.11   Performance of Obligations.............................................24
        4.12   Absence of Certain Changes.............................................24
        4.13   Licenses and Permits...................................................24
        4.14   Capital Raising........................................................25
        4.15   .......................................................................25

ARTICLE V

        CONDUCT AND TRANSACTIONS PRIOR TO EFFECTIVE TIME OF
        CONSOLIDATION.................................................................25
        5.2    Affirmative Conduct of AIB Prior to the Effective
               Time of the Consolidation..............................................28
        5.3    Access to Information..................................................30
        5.4    Review by Accountants..................................................30
        5.5    Termination of AIB Stock Option Plan...................................31
        5.6    Termination of AIB Employee Plans......................................31
        5.7    Shareholders' Meeting..................................................31
        5.8    Affirmative Conduct of Bancorp and FCB.................................31
               (a)    Satisfaction of Conditions......................................31
               (b)    Notice of Changes...............................................31
               (d)    Regulatory Applications.........................................32
               (e)    Additional FCB Financial Statements.............................32
               (f)    Raising Capital to Consummate the Consolidation.................32

        5.9    Corporate Action.......................................................32
        5.10   Necessary Consents.....................................................32
        5.11   Environmental Assessment Report........................................32
        5.12   Access to Information..................................................33

ARTICLE VI

        CONDITIONS PRECEDENT TO THE TRANSACTIONS......................................33
        6.1    General Conditions.....................................................33
               (a)    Shareholder Approval............................................33
               (b)    No Proceedings..................................................33
               (c)    Regulatory Approvals............................................33
        6.2    Conditions to Obligations of Bancorp and FCB...........................33
               (a)    Representations and Warranties; Performance of
                      Covenants.......................................................33
               (b)    Authorization of Merger.........................................33
               (c)    Regulatory Approvals............................................34
               (d)    Third Party Consents............................................34
               (e)    Absence of Material Adverse Changes.............................34
               (f)    Termination of Stock Option Plans...............................34
               (g)    Shareholders' Agreements........................................34
               (h)    Officers' Certificate...........................................34
               (i)    Tax Matters.....................................................34
               (j)    Validity of Transactions........................................34
        6.3    Conditions to Obligations of AIB.......................................35
               (a)    Representations and Warranties; Performance of
                      Covenants.......................................................35
               (b)    Authorization of Merger.........................................35
               (c)    Officers' Certificate...........................................35
               (d)    Validity of Transactions........................................35
               (e)    Necessary Capital...............................................35

ARTICLE VII

        EMPLOYEE BENEFITS.............................................................35
        7.1    Surviving Bank Employee Benefits.......................................35
        7.2    Employees of AIB.......................................................35
        7.3    Chief Executive of AIB.................................................36

        ARTICLE VIII

        TERMINATION...................................................................36
        8.1    Termination of this Agreement..........................................36
        8.2    Immaterial Breach......................................................38
        8.3    Effect of Termination..................................................38

ARTICLE IX

        GENERAL PROVISIONS............................................................38
        9.1    .......................................................................38
               (a)    Compensation to Bancorp and FCB.................................38
        9.2    Expenses...............................................................39

        9.3    Notices................................................................39
        9.4    Successors and Assigns.................................................40
        9.5    Effect of Representations and Warranties...............................40
        9.6    Third Party Beneficiaries..............................................40
        9.7    Counterparts...........................................................40
        9.8    Governing Law..........................................................40
        9.9    Captions...............................................................40
        9.10   Waiver and Modification................................................41
        9.11   Knowledge..............................................................41
        9.12   Attorneys' Fees........................................................41
        9.13   Entire Agreement.......................................................41
        9.14   Severability...........................................................41
        9.15   Effect of Disclosure...................................................41
        9.16   Publicity..............................................................42

Exhibits

        "A"          -       Agreement of Consolidation
        "B"          -       Agreement of Merger
        "C"          -       Shareholders' Agreement
        "D"          -       First Amendment to Executive's Employment Contract


Schedules

        3.1          -       AIB's Articles of Incorporation and Bylaws
        3.2          -       Capitalization
        3.3          -       Subsidiaries
        3.4          -       AIB Financial Statements
        3.5          -       Authority
        3.6          -       Insurance
        3.8          -       Title to Assets
        3.9          -       Environmental Liabilities
        3.10         -       Litigation
        3.11         -       Taxes
        3.12         -       Compliance with Laws and Regulations
        3.13         -       Performance of Obligations
        3.14         -       Employees
        3.15         -       Brokers and Finders
        3.16         -       Material Understandings
        3.17         -       Absence of Certain Changes
        3.19         -       Loans
        3.20         -       Employee Benefit Plans
        3.21         -       Investments
        3.22         -       Operational Losses
        3.23         -       Powers of Attorney
        3.24         -       Loan Servicing Portfolio
        4.1          -       Bancorp's Article of Incorporation and Bylaws
        4.3          -       FCB's Articles of Association and Bylaws
        4.6          -       Authority
        4.10         -       Compliance with Laws and Regulations
        4.11         -       Performance of Obligations
        4.12         -       Absence of Certain Changes

                      AGREEMENT AND PLAN OF REORGANIZATION


        This Agreement and Plan of Reorganization (this "Agreement") is made and entered into as of August 3, 1998 by and among FIRST COASTAL BANCSHARES, a California corporation ("Bancorp"); FIRST COASTAL BANK, NATIONAL ASSOCIATION, a national banking association ("FCB"); and AMERICAN INDEPENDENT BANK, N.A., a national banking association ("AIB").


                                 R E C I T A L S

        A. Bancorp, FCB and AIB desire to enter into this Agreement which contemplates the acquisition of AIB by FCB.

        B. This Agreement provides for the completion of the acquisition of AIB by FCB through the merger (the "Consolidation") of AIB with an interim national bank which shall be a wholly-owned subsidiary of FCB ("FCB Interim"), to be followed immediately by the merger (the "Merger") of the survivor thereof with and into FCB (both the Consolidation and the Merger are sometimes hereinafter referred to collectively as the "Acquisition"), under the applicable laws of the State of California and the United States and in accordance with the agreement of consolidation ("Consolidation Agreement") to be entered into by and between FCB Interim and AIB and the agreement of merger ("Merger Agreement") to be entered into by and among AIB, FCB and Bancorp substantially in the form of Exhibits "A" and "B" hereto, respectively.

        In consideration of the mutual covenants, agreements, representations and warranties contained herein, and intending to be legally bound, the parties hereto agree as follows:


                                    ARTICLE I

                   THE CONSOLIDATION AND RELATED TRANSACTIONS

        1.1 CREATION OF FCB INTERIM. As soon as practicable, FCB shall organize FCB Interim as an interim national bank wholly owned by FCB.


        1.2 CONSOLIDATION. The Consolidation shall become effective (the "Effective Time of the Consolidation") on the date and time specified in a certificate to be issued by the Office of the Comptroller of the Currency ("OCC") approving the Acquisition. At the Effective Time of the Consolidation and pursuant to the terms of this Agreement and the Consolidation Agreement, the following transactions will be deemed to have occurred simultaneously:

                (a) CONSOLIDATION OF FCB INTERIM AND AIB. FCB Interim and AIB will merge, and the separate corporate existence of FCB Interim shall cease. AIB as the bank surviving the consolidation is sometimes referred to herein as the "Consolidated Bank."

                (b) EFFECT ON FCB INTERIM SHARES. Each share of the common stock of FCB Interim ("FCB Interim Stock") issued and outstanding immediately prior to the Effective Time of the Consolidation, on and after the Effective Time of the Consolidation, pursuant to the Consolidation Agreement and without any further action on the part of FCB or FCB Interim, shall be converted into one share of common stock of the Consolidated Bank (the "Consolidated Bank Stock"). Each outstanding stock certificate which prior to the Effective Time of the Consolidation represented shares of FCB Interim Stock automatically and for all purposes shall be deemed to represent the number of shares of Consolidated Bank Stock into which the shares of FCB Interim Stock represented by such certificate have been converted as provided in this Subarticle 1.2(b).

                (c) EFFECT ON AIB SHARES. Each share of the common stock of AIB ("AIB Stock") issued and outstanding immediately prior to the Effective Time of the Consolidation, except for Dissenting Shares (as defined in Subarticle 1.4 hereof), on and after the Effective Time of the Consolidation, pursuant to the Consolidation Agreement and without any further action on the part of AIB or the holders of AIB Stock, automatically shall be canceled and cease to be an issued and outstanding share of AIB Stock and shall be converted into the right to receive the Per Share Purchase Price (as defined in Subarticle 1.5 hereof). Certificates formerly evidencing shares of AIB Stock shall be surrendered for payment to the Exchange Agent (as defined in Subarticle 1.6 hereof) in accordance with Subarticle 1.6.

               1.3 THE MERGER. The Merger shall become effective (the "Effective Time of the Merger") on the date and time specified in a certificate to be issued by the OCC approving the Acquisition. At the Effective Time of the Merger, and pursuant to this Agreement and the Merger Agreement, the following transactions will be deemed to have occurred simultaneously:

                (a) MERGER OF CONSOLIDATED BANK INTO FCB. AIB, as the Consolidated Bank, shall be merged with and into FCB, and the separate corporate existence of the Consolidated Bank shall cease. FCB as the bank surviving the Merger is sometimes referred to herein as the "Surviving Bank."

                (b) EFFECT ON FCB SHARES. Each share of common stock of FCB ("FCB Stock") issued and outstanding immediately prior to the Effective Time of the Merger shall, on and after the Effective Time of the Merger remain issued and outstanding and shall automatically and for all purposes be deemed to represent one share of common stock of the Surviving Bank ("Surviving Bank Stock").

                (c) EFFECT ON CONSOLIDATED BANK STOCK. Subject to Subarticle 1.4 hereof, each share of Consolidated Bank Stock outstanding immediately prior to the Effective Time of the Merger, pursuant to the Merger Agreement and without further action on the part of Bancorp, FCB, AIB or the former holders of AIB Stock, automatically shall be canceled and cease to be an issued and outstanding share of Consolidated Bank Stock.

        1.4 DISSENTING SHARES. Each outstanding share of AIB Stock whose holder has lawfully dissented from the Consolidation in accordance with Section 215(a) of The National Bank Act, or any other applicable statutes, shall be entitled to such per share compensation as provided by applicable law.

        1.5 AGGREGATE PURCHASE PRICE AND PER SHARE PURCHASE PRICE. The aggregate amount payable in cash pursuant to Subarticle 1.2(c) for all of the outstanding shares of AIB Stock shall be equal to $6,616,000 plus or minus the dollar amount of any increase or decrease in AIB's shareholders equity to the end of the month immediately preceding the Closing as measured against AIB's shareholders equity on March 31, 1998. For purposes of this Agreement, AIB's shareholders equity shall be increased or decreased in accordance with generally accepted accounting principles, taking into account net earnings or losses and including expenses related to any commissions due to Jim Miller and/or Brookstreet Securities arising out of, or in connection with the transactions contemplated herein, and including only the after-tax impact, on the Surviving Bank, from the payment of monies necessary to cancel outstanding stock options as required under Article
5.5 hereof and to cancel any outstanding warrants but excluding up to $16,000 for the cost of a "peace of mind" policy for the benefit of AIB's directors and the cost of any legal and/or accounting services needed in connection with the termination of AIB's 401(K) plan should the parties decide to terminate the 401(K) plan (the "Aggregate Purchase Price"). The amount payable pursuant to Subarticle 1.2(c) for each outstanding share of AIB Stock (the "Per Share Purchase Price") shall be equal to the quotient obtained by dividing (i) the Aggregate Purchase Price, by (ii) the total number of shares of AIB Stock outstanding immediately prior to the Effective Time of the Consolidation (including Dissenting Shares).

        1.6 DELIVERY OF CASH. Immediately prior to the Effective Time of the Consolidation, FCB shall deliver or cause to be delivered to U.S. Stock Transfer (the "Exchange Agent"), an amount of cash equal to the Aggregate Purchase Price. Delivery to the holders of AIB Stock of the cash to which they are entitled will subsequently be promptly made by the Exchange Agent against delivery of share certificates formerly evidencing AIB Stock (duly executed and in proper form for transfer) to the Exchange Agent in accordance with this Subarticle 1.6 and the terms and conditions of an agreement to be entered into by and between FCB and the Exchange Agent (the "Exchange Agent Agreement"). A copy of the Exchange Agent Agreement will be provided to AIB and its counsel for approval prior to consummation of the Merger, which approval shall not be unreasonably withheld.

        As soon as practicable after the Effective Time of the Consolidation, the Exchange Agent will send a notice and transmittal form to each holder of a certificate previously representing shares of AIB Stock advising such holders of the applicable terms of the conversion effected by the Consolidation and the procedure for surrendering to the Exchange Agent such certificate for conversion into cash. Each holder of such certificates, upon surrender of the same to the Exchange Agent in accordance with such transmittal form, shall be entitled to receive the consideration provided for in Subarticle 1.2(c) hereof, with the exception of holders of Dissenting Shares. If the consideration for shares of AIB Stock provided for in Subarticle 1.2(c) is to be delivered to any person other than the registered holder of said shares surrendered for exchange, the amount of any stock transfer tax or similar taxes (whether imposed on the registered holder or such person) payable on account of the transfer to such person shall be paid to the Exchange Agent by such person, or the Exchange Agent may refuse to make such exchange unless satisfactory evidence of the payment of such taxes or exemption therefrom is submitted.

        1.7 EFFECT OF THE CONSOLIDATION. By virtue of the Consolidation and at the Effective Time of the Consolidation, all of the rights, privileges, powers and franchises and all property and assets of every kind and description of FCB Interim and AIB shall be vested in and be held and enjoyed by the Consolidated Bank, without further act or deed, and all the estates and interests of every kind of FCB Interim and AIB, including all debts due to either of them, shall be as effectively the property of the Consolidated Bank as they were of FCB Interim and AIB, and the title to any real estate vested by deed or otherwise in either FCB Interim or AIB shall not revert or be in any way impaired by reason of the Consolidation; and all rights of creditors and liens upon any property of FCB Interim and AIB shall be preserved unimpaired, and all debts, liabilities and duties of FCB Interim and AIB shall be debts, liabilities and duties of the Consolidated Bank and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it, and none of such debts, liabilities or duties shall be expanded, increased, broadened or enlarged by reason of the Consolidation.

        1.8 EFFECT OF THE MERGER. By virtue of the Merger and at the Effective Time of the Merger, all of the rights, privileges, powers and franchises and all property and assets of every kind and description of the Consolidated Bank and FCB shall be vested in and be held and enjoyed by the Surviving Bank, without further act or deed, and all the estates and interests of every kind of the Consolidated Bank and FCB, including all debts due to either of them, shall be as effectively the property of the Surviving Bank as they were of the Consolidated Bank and FCB, and the title to any real estate vested by deed or otherwise in either the Consolidated Bank or FCB shall not revert or be in any way impaired by reason of the Merger; and all rights of creditors and liens upon any property of the Consolidated Bank and FCB shall be preserved unimpaired, and all debts, liabilities and duties of the Consolidated Bank and FCB shall be debts, liabilities and duties of the Surviving Bank and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it, and none of such debts, liabilities or duties shall be expanded, increased, broadened or enlarged by reason of the Merger.

        1.9 NAME OF CONSOLIDATED BANK. The name of the Consolidated Bank shall be "American Independent Bank N.A."

        1.10 ARTICLES OF ASSOCIATION AND BYLAWS OF CONSOLIDATED BANK. The Articles of Association and Bylaws of FCB Interim as in effect immediately prior to the Effective Time of the Consolidation shall be the Articles of Association and Bylaws of the Consolidated Bank.

        1.11 DIRECTORS AND OFFICERS OF CONSOLIDATED BANK. The directors of FCB Interim at the Effective Time of the Consolidation and Charles E. Brooks shall be the directors of the Consolidated Bank until heir successors have been chosen and qualified in accordance with the Articles of Association and the Bylaws of the Consolidated Bank. The officers of FCB Interim at the Effective Time of the Consolidation together with Charles E. Brooks shall be the officers of the Consolidated Bank until they resign or are replaced or terminated by the Board of Directors of the Consolidated Bank or otherwise in accordance with the Consolidated Bank's Articles of Association or Bylaws.

        1.12 NAME OF SURVIVING BANK. The name of the Surviving Bank shall be "First Coastal Bank, National Association."

        1.13 ARTICLES OF ASSOCIATION AND BYLAWS OF SURVIVING BANK. The Articles of Association set forth on Attachment "A" to the Merger Agreement shall be the Articles of Association of the Surviving Bank. The Bylaws of FCB as in effect immediately prior to the Effective Time of the Merger shall continue to be the Bylaws of the Surviving Bank.

        1.14 DIRECTORS AND OFFICERS OF SURVIVING BANK. The directors of FCB at the Effective Time of the Merger and Charles E. Brooks, as Vice Chairman of the Board, shall be the directors of the Surviving Bank until their successors have been chosen and qualified in accordance with the Articles of Association and Bylaws of the Surviving Bank. The officers of FCB at the Effective Time of the Merger together with Charles E. Brooks shall be the officers of the Surviving Bank until they resign or are replaced or terminated by the Board of Directors of the Surviving Bank or otherwise in accordance with the Surviving Bank's Articles of Association or Bylaws.

        1.15 DIRECTORS' AGREEMENTS. Concurrently with the execution of this Agreement, AIB shall cause each of its directors to enter into an agreement substantially in the form of Exhibit "C" hereto, pursuant to which each director shall agree to vote or cause to be voted all shares of AIB Stock with respect to which such director has voting power on the date hereof or hereafter acquired to approve the transactions contemplated hereby and all requisite matters related thereto.

        1.16 COOPERATION; BEST EFFORTS. Each of the parties, consistent with the fiduciary duties of the directors to such party, will use its best efforts to consummate the transactions contemplated by this Agreement and cooperate in any action necessary or advisable to facilitate such consummation including, without limitation, making all filings required in order to obtain any necessary consents or comply with law and providing any information required in connection therewith. Should the structure of the transactions contemplated by this Agreement result in the recognition of any gain or loss to Bancorp, FCB or AIB (but excluding AIB's shareholders) the parties will cooperate fully to restructure the transaction so as to avoid such tax consequence, provided that the economic benefit to AIB's shareholders remains unchanged.

                                   ARTICLE II

                                   THE CLOSING

        2.1 CLOSING DATE. The consummation of the transactions contemplated by this Agreement (the "Closing"), unless another date or place is agreed in writing by the parties hereto, shall take place at the main office of First Coastal Bank, N.A., 275 Main Street, El Segundo, California 90245, within fifteen (15) days following the last to occur of (i) the receipt of all approvals and consents specified in Articles V and VI hereof, (ii) the expiration of the applicable waiting period under the Bank Merger Act, and (iii) the date on which all conditions specified in Article VI hereof have been satisfied (the "Closing Date"); provided, however, that if the parties cannot agree on the Closing Date, the Closing Date shall be the last business day in such fifteen (15) day period.

        2.2 EXECUTION OF CONSOLIDATION AGREEMENT AND MERGER AGREEMENT. Prior to the Closing Date, and as soon as practicable after execution of this Agreement, the Consolidation Agreement and the Merger Agreement shall be executed by the parties thereto (both such agreements as amended, if necessary, to conform to any requirements of any regulatory authority having authority over the Consolidation and the Merger) and, together with all requisite certificates as are required by applicable law, shall be submitted to the appropriate bank regulatory authorities.

        2.3 DOCUMENTS TO BE DELIVERED. At the Closing the parties shall deliver, or cause to be delivered, such documents or certificates as may be necessary, in the reasonable opinion of counsel for any of the parties, to effectuate the transactions contemplated by this Agreement. If, at any time after the Effective Time of the Consolidation, the Consolidated Bank or the Surviving Bank or their successors or assigns shall determine that any further conveyance, assignment or other documents or any further action is necessary or desirable to further effectuate the transactions set forth herein or contemplated hereby, the officers and directors of the parties hereto shall execute and deliver, or cause to be executed and delivered, all such documents as may be reasonably required to effectuate such transactions.

                                   ARTICLE III

                      REPRESENTATIONS AND WARRANTIES OF AIB

        AIB represents and warrants to Bancorp and FCB as follows:

        3.1 ORGANIZATION, STANDING AND POWER OF AIB. AIB is a national banking association, duly organized and existing in good standing under the laws of the United States of America, and is authorized by the Office of the Comptroller of the Currency to conduct a general banking business. AIB is a member of the Federal Reserve System and its deposits are insured by the Federal Deposit Insurance Corporation ("FDIC") in the manner and to the extent provided by law. AIB has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Neither the scope of the business of AIB nor the location of any of its properties requires that it be licensed to do business in any jurisdiction other than the State of California.
Schedule 3.1 sets forth true and correct copies of AIB's Articles of Association and Bylaws, as amended and in effect as of the date hereof.

        3.2 CAPITALIZATION. As of the date of this Agreement, the authorized capitalization of AIB consists of Six Million, Five Hundred Thousand (6,500,000) shares of common stock, $1.00 par value. As of the date of this Agreement, there are 910,289 shares of Common Stock issued and outstanding. All of the outstanding shares of AIB Stock are validly issued, fully paid and nonassessable (except as provided for in 12 USC 55). Except for employee stock options covering 139,012 shares of AIB Stock granted pursuant to AIB's Stock Option Plan and warrants to purchase 43,177 shares of AIB stock, there are no outstanding options, warrants, commitments, agreements or other rights in or with respect to the unissued shares of, or any other securities convertible into, AIB Stock (collectively, "Stock Equivalents"). Schedule 3.2 sets forth the name of each holder of a AIB employee stock option, the number of shares of AIB Stock covered by each such holder's option, the name of each warrant holder, the number of shares of AIB stock entitled to be purchased by each warrant holder, the exercise price per share and the expiration date of each such holder's option or warrant.

        3.3 SUBSIDIARIES. Except as set forth on Schedule 3.3, AIB does not own, directly or indirectly (except as pledgee pursuant to loans which are not in default), the outstanding stock or other voting interests in any corporation, partnership, joint venture or other entity.

        3.4 AIB FINANCIAL STATEMENTS. AIB has delivered to Bancorp and FCB (to the extent they are available) audited balance sheets of AIB as of December 31, 1997, 1996 and 1995 the related statements of operations, changes in shareholders' equity and statements of cash flow for the periods then ended, and the related notes and related accountant's opinions thereon (the "AIB Financial Statements"). The AIB Financial Statements (i) present fairly the financial condition of AIB as of the respective dates indicated and the results of operations, the changes in stockholders' equity and cash flows for the respective periods indicated; (ii) have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with past practices; (iii) contain and reflect reserves for all material accrued liabilities and for all reasonably anticipated losses, including but not limited to adequate reserves for loan and lease losses; and (iv) are based on the books and records of AIB. AIB is not subject to any liability (whether accrued, absolute, contingent or otherwise), except as reflected in the AIB Financial Statements or as otherwise disclosed in writing to FCB prior to the execution of this Agreement. AIB does not know of any basis for the assertion against it of any liability, obligation or claim (including, without limitation, that of any regulatory authority) that might result in or cause a Material Adverse Change in the Business Condition of AIB (as that term is defined below) which is not fairly reflected in the AIB Financial Statements delivered to Bancorp and FCB or otherwise disclosed on Schedule 3.4.

 For purposes of this Agreement, "Material Adverse Change in the Business Condition of AIB" shall mean a reduction of ten percent (10%) or more in AIB's stockholders' equity from the amount of stockholders' equity of AIB which existed as of March 31, 1998, except that the following fees and costs shall not be included in the calculation of shareholders' equity for purposes of this paragraph: (i) any and all costs and expenses relating to this transaction, including legal and accounting fees and costs, financial advisory and investment banking fees and costs, fees and costs of consultants, and costs of proxy statements and shareholder action on the Merger, (ii) any costs associated with year 2000 safety and soundness issues, and (iii) payment of, or accrued liabilities for, the amounts necessary to cause the cancellation of any outstanding stock options pursuant to Article 5.5 hereof. For purposes of this paragraph, such Material Adverse Change in the Business Condition of AIB may result from, among other things, threatened or pending litigation, a substantial deterioration in AIB's loan portfolio, or regulatory enforcement proceedings, order or directives that are materially burdensome to AIB, except that the Agreement between AIB and the Office of the Comptroller of the Currency regarding Year 2000 safety and soundness issues dated July 28, 1998 is not and will not be deemed to be a Material Adverse Change in the Business Condition of AIB.

        For purposes of this Agreement, AIB's financial statements, including allowance for loan and lease losses and stockholders' equity, shall have been, or shall be, prepared in all material respects in accordance with Generally Accepted Accounting Principals ("GAAP"). If the parties disagree on whether AIB's financial statements, including its allowance for loan and lease losses and stockholders' equity, are or were prepared in accordance with GAAP, the parties shall attempt to hire an independent "Big Six" Accounting firm, or other independent expert agreed to between the parties, to resolve any remaining items that have not been agreed upon, and the opinion of such accounting firm or other expert shall be binding on the parties for purposes of this Agreement. The parties shall cooperate fully with each other and the accounting firms or other expert, and the partes will equally split the cost.

        3.5 AUTHORITY. The execution and delivery by AIB of this Agreement and the Consolidation Agreement and, subject to the requisite approval of the shareholders of AIB, the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of AIB. This Agreement is, and the Consolidation Agreement will be upon the due execution and delivery, valid and binding obligations of AIB, enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles. Except as set forth on Schedule 3.5, neither the execution and delivery by AIB of this Agreement or the Consolidation Agreement, nor the consummation of the transactions contemplated herein or therein, nor compliance by AIB with any of the provisions hereof or thereof, will (i) conflict with or result in a breach of any provision of its Articles of Association or Bylaws;
(ii) constitute a breach of, or result in a default (or give rise to any rights of termination, cancellation or acceleration, or any right to acquire any securities or assets) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, franchise, license, permit, agreement or other instrument, or obligation or other Understanding (as that term is defined below) to which AIB is a party, or by which AIB or any of its properties or assets is bound, except where such breach or default, individually or in the aggregate, would not cause a Material Adverse Change in the Business Condition of AIB; or
(iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to AIB or any of its properties or assets, except where such violation, individually or in the aggregate, would not cause a Material Adverse Change in the Business Condition of AIB. As used herein, the term "Understanding" means any contract, agreement, understanding, commitment or offer, whether written or oral, which is binding upon or may become binding upon a party if accepted by another person. No consent or approval of, notice to or filing with any governmental authority having jurisdiction over any aspect of the business or assets of AIB, and no consent or approval of or notice to any other person or entity, is required in connection with the execution and delivery by AIB of this Agreement or the Consolidation Agreement or the consummation by AIB of the transactions contemplated hereby or thereby, except
(a) approval of this Agreement and the Consolidation Agreement by the shareholders of AIB and FCB Interim, (b) such approvals of this Agreement, the Consolidation Agreement, the Merger Agreement and the transactions contemplated herein as may be required by the OCC pursuant to the applicable requirements of the National Bank Act and the Bank Merger Act and/or the Board of Governors of the Federal Reserve System (the "FRB") as may be required under the Bank Holding Company Act of 1956, as amended; and (c) as set forth on Schedule 3.5.

        3.6 INSURANCE. AIB has in full force and effect policies of insurance (including, without limitation, a banker's blanket bond, fire, third party liability, use and occupancy) with respect to its assets and business and against casualties and contingencies and of such amounts, types and forms as are adequate and appropriate to cover such assets and businesses and as are usual and customary in the banking industry or other industries of which AIB is a part or as are required by any agreement, contract or other Understanding to which AIB is subject. Except for expirations in the ordinary course, all such policies and bonds will remain in full force and effect through and after the Effective Time of the Consolidation. To the best of AIB's knowledge, AIB is not in default under any policy of insurance or bond such that it might be canceled. Set forth on Schedule 3.6 is a summary of all policies of insurance (other than title or credit insurance) carried and owned by AIB showing the name of the insurance company, a description of the coverage, the amounts, the deductible feature, the annual premiums and the expiration dates. If any such policy is changed, terminated or modified following the date of this Agreement, such termination, change or modification shall be promptly disclosed to Bancorp and FCB in writing.

        3.7 BOOKS AND RECORDS. The minute books of AIB accurately reflect, in all material aspects, all actions duly taken by the shareholders of AIB, boards of directors of AIB and committees thereof, and true and correct copies of its Articles of Association Bylaws and all amendments thereto. AIB is not conducting any business which has not been properly authorized by the Board of Directors of AIB where such activity would require Board approval in accordance with AIB's Articles of Association or Bylaws or any applicable law, rule, regulation or published interpretative opinion.

        3.8 TITLE TO ASSETS.

                (a) AIB has good and marketable title to all material properties and assets, owned or purported to be owned by it, free and clear of all mortgages, liens, encumbrances, pledges, charges or restrictions of any kind or nature, except for (i) mortgages, liens, encumbrances, pledges, charges or restrictions reflected on the AIB Financial Statements; (ii) liens for current taxes not yet due and payable; (iii) liens incurred or assets sold or transferred in the ordinary course of business since the date of the most recent AIB Financial Statements and which do not materially impair the business of AIB or materially detract from the usefulness of the properties subject thereto;
(iv) restrictions imposed by laws or regulations; (v) easements or restrictions which are neither individually or in the aggregate material to AIB; or (vi) such matters as are disclosed on Schedule 3.8.

                (b) Schedule 3.8 contains a list of all real property and all material interests in real property (other than mortgages or deeds of trust on properties securing loans made by AIB in the ordinary course of its business) owned by AIB, including without limitation, all leaseholds, options to purchase real property and leases under which AIB is the lessor. Schedule 3.8 also contains true, correct and complete copies of all leases to which AIB is a party and an accurate summary of all material commitments which AIB has to improve real estate owned by it. Schedule 3.8 also contains true, correct and complete copies of title policies for all properties described as owned by AIB. AIB enjoys peaceful and undisturbed possession under all material leases to which it is a party, and all of such leases are valid and in full force and effect. To the best knowledge of AIB, none of such leases contain any unusual provision which now or in the future may cause a Material Adverse Change on the Business Condition of AIB.

        3.9 ENVIRONMENTAL LIABILITIES.

                (a) Except as set forth on Schedule 3.9(a), to the best of its knowledge AIB is conducting and has conducted its business, and has used and is using its properties, whether currently owned, operated or leased, or owned, operated or leased by AIB at any time in the past, and all properties in which AIB has a security interest have been used and are being used, in compliance with all applicable Environmental Laws (as that term is defined below).

                For purposes of this Agreement, "Environmental Law" shall mean any federal, state, county, or local statute, law, ordinance, rule, regulation, common law, order, consent, decree, permit, judicial or administrative decision or directive of the United States or other jurisdiction whether now existing or as hereinafter promulgated, issued or enacted relating to: (i) pollution or protection of the environment, including natural resources; (ii) exposure of persons, including employees, to Hazardous Substances (as that term is defined below) or other products, materials or chemicals; (iii) protection of the public health or welfare from the effects of products, by-products, wastes, emissions, discharges or releases of chemical or other substances from industrial or commercial activities; or
(iv) regulation of the manufacture, use or introduction into commerce of substances, including, without limitation, their manufacture, formulation, packaging, labeling, distribution, transportation, handling, storage and disposal. For the purposes of this definition, the term "Environmental Law" shall include, without limiting the foregoing, the following statutes, as amended from time to time: (1) the Clean Air Act, as amended, 42 U.S.C Section 7401 et seq.; (2) the Federal Water Pollution Control Act, as amended, 33 U.S.C.
Section 1251 et seq.; (3) the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. Section 6901 et seq.; (4) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (including the Superfund Amendments and Reauthorization Act of 1986), 42 U.S.C. Section 2601 et seq.; (5) the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 et seq.; (6) the Occupational Safety and Health Act, as amended, 29 U.S.C.
Section 651; (7) the Emergency Planning and Community Right-To-Know Act of 1986, 42 U.S.C. Section 1101 et seq.; (8) the Mine Safety and Health Act of 1977, as amended, 30 U.S.C. Section 801 et seq.; (9) the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; and (10) all comparable state and local laws, laws of other applicable jurisdictions or orders and regulations including, but not limited to, the Carpenter-Presley-Tanner Hazardous Substance Account Act, Cal. Health & Safety Code Section 25300 et seq.

                (b) To the best of its knowledge, neither AIB nor any property currently owned, operated or leased by AIB or which has been in the past owned, operated or leased by AIB, or in which AIB has a security interest or any entity in which AIB has participated in management, is subject to any existing, pending or, to the best of AIB's knowledge, threatened investigation, action or proceeding, including any notice of violation, by any governmental authority regarding contamination of any part of the property or infractions of or liability under any Environmental Law.

                (c) Except as set forth on Schedule 3.9(c), to the best of AIB's knowledge there are no Hazardous Substances (as that term is defined below) presently located on, under or about any property which is currently owned, operated or leased by AIB, or has been owned, operated or leased by AIB, or in which AIB has a security interest. There has not been any generation, use, handling, transportation, treatment or disposal of any Hazardous Substances in connection with the conduct of the business of AIB that has or might result in any liability under any Environmental Law.

                (d) Except as set forth in Schedule 3.9(d), to the best of AIB's knowledge no property owned or operated by AIB contains or has contained any asbestos, underground storage tanks or lead-based paint or plumbing products and has not been used in the past as a gas station, automotive service center or dry cleaning facility.

                For purposes of this Agreement, "Hazardous Substances" shall mean (i) substances that are defined or listed in, or otherwise classified pursuant to, or the use or disposal of which are regulated by, any Environmental Law as "hazardous substances," "hazardous materials,"

"hazardous wastes," "toxic substances," or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or "EP toxicity;" (ii) oil or petroleum derived from substances and drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources;
(iii) any flammable substances or explosives, any radioactive materials, any hazardous wastes or substances, any toxic wastes or substances or any other materials or pollutants which pose a hazard to any property or to individuals or entities on or about such property; and (iv) asbestos in any form or electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million, any lead paint, plumbing or any other substance which is or may be regulated under any Environmental Law.

        3.10 LITIGATION. Except as set forth on Schedule 3.10, there is no private or governmental suit, claim, action or proceeding pending nor, to the best of AIB's knowledge, any private or governmental suit, claim, action or proceeding threatened or which reasonably should be expected to be threatened, against AIB or against any of its respective directors, officers or employees relating to the performance of their duties in such capacities or against or affecting any properties of AIB. Additionally, except as provided on Schedule 3.10(a), there are no judgments, decrees, stipulations or orders against AIB enjoining it or any of its directors, officers or employees in respect of, or the effect of which is to prohibit, any business practice or the acquisition of any property or the conduct of business in any area or affecting in any manner AIB's ability to consummate the transactions contemplated by this Agreement.
Schedule 3.10(b) contains summary reports of AIB's attorneys on all pending litigation to which AIB is a party and which names AIB as a defendant or cross-defendant. Schedule 3.10(c) contains a true, correct and complete list of all litigation in which AIB is a named party based upon reasonable investigation of the records of the Superior Courts of the Counties of Los Angeles, Orange, Riverside, San Bernardino and San Diego and the U.S. District Court for the Central and Southern Districts of California.

        3.11 TAXES.

                          (a) For purposes of this Agreement, the following
terms shall have the respective meanings set forth below:

                (i) "Tax" (including with correlative meaning, the term "Taxes" and "Taxable") means, with respect to AIB, any federal, state, local, foreign or other material tax or governmental charge together with any interest and any penalty, addition to Tax or additional amount imposed by any Taxing Authority (as that term is defined below) due from or allocable under any applicable law or agreement to AIB.

                (ii) "Taxable Year" means, with respect to any Tax of AIB, the calendar or fiscal year, or shorter period, for which the Tax is computed and the Return (as that term is defined below) for such Tax is made.

                          (iii) "Taxing Authority" means any governmental
authority (domestic or foreign) responsible for the imposition of any such Tax.

                          (iv) "Short Period" means, with respect to any Taxable
Year of AIB which begins before the Closing Date and ends thereafter, the portion thereof beginning with the first day of such year and ending on the Closing Date.

                (b) Except as set forth on Schedule 3.11 hereto, (i) all Tax returns, reports, statements or other material forms (collectively "Returns") which have been required to be filed with any Taxing Authority by or on behalf of AIB have been filed in accordance with all applicable laws; (ii) the Returns were prepared in accordance with the appropriate books of account and correctly reflect the facts regarding the income, business, assets, operations, activities and status of AIB and any other information required to be shown therein; (iii) all Taxes have been paid in a timely manner; (iv) AIB has made provision on the AIB Financial Statements for all Taxes payable for any Taxable Year which has ended for which no Return has yet been filed; (v) the charges, accruals and reserves for Taxes reflected on the books of AIB and the AIB Financial Statements are adequate to cover the Tax liabilities accruing or payable in respect of Taxable Years ending on or before the Closing Date and any Short Period; (vi) all Returns with respect to federal income taxes filed with respect to Taxable Years of AIB through the Taxable Year ended December 31, 1993 have been examined and closed or are Returns with respect to which the period during which any Tax due may be properly assessed under applicable law has expired without extension or waiver; (vii) AIB is not delinquent in the payment of any Tax or has requested any extension of time within which to file any Return, which Return has not since been filed; (viii) no deficiency for any Tax or claim for additional Taxes by any Taxing Authority has been proposed, asserted or assessed in writing against AIB for which AIB could be liable; (ix) AIB has not granted any extension or waiver of the limitation period applicable to any Returns, which extension or waiver is currently in effect; (x) there is no audit, action, suit, proceeding or, to the best knowledge of AIB, any investigation now pending against or with respect to AIB in respect of any Tax or assessment; and (xi) there are no liens for Taxes upon the assets of AIB except liens for current Taxes not yet due.

                (c) AIB (i) is not a party to any agreement providing for the allocation or sharing of any Tax; (ii) is not required to include in income any adjustment pursuant to Section 481(a) of the United States Internal Revenue of 1986, as amended, and any regulations promulgated thereunder (the "Code"), by reason of a voluntary change in accounting method initiated by AIB (nor does AIB have any knowledge that the Internal Revenue Service has proposed any such adjustment or change of accounting method) or (iii) has not filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply.

        3.12 COMPLIANCE WITH LAWS AND REGULATIONS. Except as set forth on
Schedule 3.12, AIB is not in default under or in breach of any law, ordinance, regulation, order, judgment or decree applicable to it which has been promulgated by any governmental agency having authority over it or any of its material assets where such default or breach would or could cause a Material Adverse Change in the Business Condition of AIB.

        3.13 PERFORMANCE OF OBLIGATIONS. Except as set forth on Schedule 3.13, AIB has performed in all material respects all of the obligations required to be performed by it to date, and it is not in default under or in breach of any term or provision of any agreement, contract, lease, indenture, covenant or any other Understanding to which it is a party or is subject or is otherwise bound, and no event has occurred which, with the giving of notice or the passage of time or both, would constitute such default or breach, except where such breach or default would or could not cause a Material Adverse Change in the Business Condition of AIB. No party with whom AIB has an agreement or other Understanding which is of material importance to AIB is in default thereunder, except as set forth on Schedule 3.13.

        3.14 EMPLOYEES. Except as set forth on Schedule 3.14, there are no material controversies pending or, to the best knowledge of AIB, threatened between AIB and any of its current or former employees. Except as disclosed in the AIB Financial Statements or on Schedule 3.14 or Schedule 3.20, all sums due for employee compensation and benefits have been duly and adequately paid or accrued. Except as set forth on Schedule 3.14 or Schedule 3.20, the consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or further acts or events) result in any payment (whether of severance pay, golden parachute or similar payment, or otherwise) becoming due to any AIB officer or employee. AIB is not a party to any collective bargaining agreement with respect to any of its employees or any labor organization to which its employees or any of them belong. To the best knowledge of AIB, no union is attempting to represent any employees of AIB as a collective bargaining agent.

        3.15 BROKERS AND FINDERS. Except as set forth in Schedule 3.15, AIB is not a party to any agreement or other Understanding with any broker or finder relating to the transactions contemplated hereby, and neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in any liability to any broker or finder acting on behalf of AIB.

        3.16 MATERIAL UNDERSTANDINGS. Schedule 3.16 sets forth true, correct and complete copies or lists or descriptions of the following agreements and other Understandings of AIB as of the date hereof:

                (a) Every agreement, contract or other Understanding (other than agreements with respect to deposits or loans or leases) of AIB which is to be performed in whole or in part at or after the date of this Agreement, which is not cancelable by AIB without penalty on not more than thirty (30) days' notice, and which (i) involves aggregate future payments by or to AIB of more than $25,000; (ii) involves material obligations to be performed later than one year from the date hereof; (iii) otherwise materially affects AIB; or (iv) was not entered into in the ordinary course of business;

                (b) Any loan, agreement, letter of credit, pledge, security agreement, lease (excluding leases of real property listed on Schedule 3.8), guarantee, commitment or subordination agreement or other similar or related type of Understanding involving an amount in excess of $25,000 as to which AIB is a debtor, pledgor, lessee, guarantor or obligor;

                (c) Any Understanding dealing with advertising, brokerage, licensing, dealership, representative or agency relationships in excess of $25,000;

                (d) Any written correspondent banking contracts;

                (e) Any Understanding (other than this Agreement) for the sale of its assets in excess of $25,000 in amount, or with recourse or for the grant of any preferential right to purchase any of its assets, properties or rights in excess of $25,000 in amount, or any Understanding which requires the consent of any third party to the transfer and assignment of any assets, properties or rights in excess of $25,000 in amount;

                (f) Any Understanding which has a value in excess of $25,000 to purchase, sell or provide services, materials, supplies, merchandise, facilities or equipment and which is not terminable without penalty on not more than thirty
(30) days' notice;

                (g) Any Understanding for any one capital expenditure or series of capital expenditures in excess of $25,000 in amount;

                (h) Any Understanding to make, renew or extend the term of a loan (not fully disbursed or funded as of June 30, 1998) to any person or to any affiliate of such person, which undisbursed or unfunded amounts, when aggregated with all outstanding indebtedness of such person or any affiliate of such person, would exceed $100,000;

                (i) Any Understanding of any kind, except for deposit relationships, with any director or officer of AIB or with any affiliate or any member of the immediate family of any such director or officer. The term "immediate family" as used herein and throughout this Agreement shall mean a person's spouse, parents, in-laws, children and siblings;

                (j) Any Understanding for the employment of any officer or employee of AIB which is not terminable by AIB without liability on not more than thirty (30) days' notice;

                (k) Any Understanding which would be terminable other than by AIB as a result of the consummation of the transactions contemplated by this Agreement; or

                (l) Any contract of participation with any other bank or lender in any loan in excess of $25,000.

        3.17 ABSENCE OF CERTAIN CHANGES. Except as set forth on Schedule 3.17, since December 31, 1997 the business of AIB has been conducted diligently and only in the ordinary course, in the same manner as theretofore conducted, and there has not been:

                (a) Any adverse circumstance or development which could reasonably be seen to create a risk of a Material Adverse Change in the Business Condition of AIB;

                (b) Any damage, destruction or loss to property (whether or not covered by insurance) individually or in the aggregate which would reasonably be seen to create a risk of a Material Adverse Change in the Business Condition of AIB;

                (c) Any material agreement, contract or other Understanding which AIB has entered into or to which it is or was a party which has been terminated or amended other than in the ordinary course of business;

                (d) Any capital expenditure exceeding individually or in the aggregate $10,000;

                (e) Any labor trouble, dispute or problem of any character involving employees of AIB;

                (f) Any change in accounting methods or practices by AIB;

                (g) Any material revaluation by AIB of any of its assets;

                (h) Any increase in the salary schedule, compensation, rate, fees or commissions, or the declaration, payment, commitment or obligation of any kind directly or indirectly for the payment by AIB of a bonus or other additional salary, compensation, fee or commission to any person, except for additional sums or increases paid in accordance with employment agreements or other Understandings disclosed on Schedule 3.16 or 3.20 or paid in a manner consistent with past practice in accordance with policies disclosed to FCB in writing prior to the date hereof;

                (i) Any sale, assignment or transfer of any asset except in the usual and ordinary course of business;

                (j) Any mortgage, pledge or encumbrance of any asset of AIB other than liens for taxes not yet due, and except as set forth on Schedule 3.8;

                (k) Any waiver or release of any right or claim of AIB except in the usual and ordinary course of business;

                (l) Any declaration, setting aside or payment of any dividend or distribution with respect to AIB Stock, the issuance of any shares of AIB Stock (including by means of the exercise of employee stock options) or Stock Equivalents of AIB, or any contract, agreement or other

Understanding obligating AIB to issue or sell any AIB Stock or Stock
Equivalents;

                (m) Any material change in the composition of AIB's deposits, including, but not limited to, a material increase in the level of brokered deposits;

                (n) Any material increase in AIB's non-deposit liabilities, including, but not limited to, a material increase in federal funds purchased; or

                (o) Any agreement, contract or other Understanding, other than this Agreement, by which AIB will or could be obligated to take or engage in any action described in (a) through (n) above.

        3.18 LICENSES AND PERMITS. AIB has all licenses and permits which are necessary for the conduct of its businesses, and such licenses and permits are in full force and effect. The properties and operations of AIB are and have been maintained and conducted, in all material respects, in compliance with all applicable laws and regulations.

        3.19 LOANS. All loans of AIB are in all material respects legal, enforceable and authorized under applicable federal and state laws and regulations. Except as set forth on Schedule 3.19, no loans held by AIB were, at June 30, 1998, (i) more than sixty (60) days past due with respect to any scheduled payment of principal or interest; (ii) classified as "Loss," "Doubtful," "Substandard" or "Special Mention" by federal banking regulators or are required to be so classified by AIB in accordance with applicable bank regulatory standards; (iii) on a non-accrual status in accordance with AIB's loan review procedures; and (iv) "troubled debt restructurings" as that term is defined in Financial Accounting Standard No. 15. Schedule 3.19 contains true, correct and complete copies of past due loan reports of AIB for the period January 1, 1997 through June 30, 1998 and also contains the current past due loan report of AIB. To the best knowledge of AIB, such reports accurately and completely describe all delinquent or past due loans during said period. Except as described on Schedule 3.19, AIB has not been, during 1997 or 1998, advised in writing or, to the best of AIB's knowledge, orally, by the OCC, the FDIC, any other regulatory agency or any external auditor engaged by AIB that any of its assets have been improperly classified or that any other asset of AIB may be required to be adversely classified or designated.

        3.20 EMPLOYEE BENEFIT PLANS AND EMPLOYMENT AND LABOR CONTRACTS.

                (a) Schedule 3.20 sets forth a list of and briefly describes all employee benefit plans and employment agreements in which AIB participates, or by which it is bound, including, without limitation, (i) any profit sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer consulting, retirement, welfare or incentive plan or agreement whether legally binding or not; (ii) any plan providing for "fringe benefits" to its employees, including but not limited to vacation, sick leave, medical, hospitalization, life insurance and other insurance plans, and related benefits; (iii) any written employment agreement and any other employment agreement not terminable at will; or (iv) any other "employee benefit plan" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA")) (the plans and agreements referred to in the preceding clauses (i) to (iv) are hereinafter referred to collectively as "Employee Plans"). Except as set forth on Schedule 3.20, to the best of AIB's knowledge (w) there are no negotiations, demands, or proposals that are pending or threatened that concern matters now covered, or that would be covered, by any employment agreements or employee benefit plans; (x) AIB is in compliance with the material reporting and disclosure requirements of Part 1 of Subtitle IB of ERISA and the corresponding provisions of the Code to the extent applicable to the Employee Plans; (y) AIB has performed all of its obligations under all Employee Plans required to be performed heretofore; and
(z) there are no actions, suits or claims (other than routine claims for benefits) pending or, to the best knowledge of AIB, threatened against any Employee Plan or the assets of such Plan, and to the best knowledge of AIB, no facts exist which could give rise to any actions, suits or claims (other than routine claims for benefits) against such Plans or the assets of such Plans.

                (b) Each Employee Plan that is an "employee pension benefit plan" (within the meaning of Section 3(2) of ERISA) ("Pension Plan") described on Schedule 3.20 has been duly authorized by the Board of Directors of AIB. Each Pension Plan and associated trust intended to be qualified under Section 401(a) and to be exempt from tax under Section 501(a) of the Code, respectively, has either received a favorable determination letter from the Internal Revenue Service, has applied for such a determination letter or will apply for such a determination letter before the expiration of the remedial amendment period set forth in Section 401(b) of the Code, as the Internal Revenue Service may extend such period, and, to the best knowledge of AIB, no event has occurred that will or could give rise to disqualification of any Pension Plan which is intended to be qualified under Section 401(a) of the Code or loss of the exemption from tax of any such trust which is intended to be exempt from tax under Section 501(a) of the Code. No event has occurred that will or could subject any Pension Plan to tax under Section 511 of the Code. No Pension Plan has engaged in a merger or consolidation with any other employee pension benefit plan or received a transfer of assets or liabilities from any other plan. No prohibited transaction (within the meaning of Section 409 or 502(i) of ERISA or Section 4975 of the Code) or party-in-interest transaction (within the meanings of Section 406 of ERISA) has occurred with respect to any Employee Plan which could subject AIB to an excise tax or penalty. To the best knowledge of AIB, no employee of AIB has engaged in any transactions which could require AIB to indemnify such person against liability. All costs of Employee Plans have been provided for on the basis of consistent methods in accordance with sound actuarial assumptions and practices. No Pension Plan has incurred any "accumulated funding deficiency" (as defined in Section 302(2) of ERISA), whether or not waived, taking into account contributions made within the period described in Section 412(c)(10) of the Code; nor are there any unfunded amounts under any Pension Plan which is required to be funded under Part 3 of Subtitle IB of ERISA and Section 412 of the Code; nor has AIB failed to make any contributions or pay any amount due and owing as required by law or the terms of any Employee Plan.

                (c) AIB does not sponsor or participate in, and has not sponsored or participated in, any Pension Plan to which Section 4021 of ERISA applies that would create a liability to AIB under Title IV of ERISA.

                (d) AIB does not sponsor or participate in, and has not sponsored or participated in, any Pension Plan that is a "multiemployer plan" (within the meaning of Section 3(37) of ERISA) that would subject AIB to any liability with respect to any such Plan.

                (e) To the knowledge of AIB, all group health plans of AIB (including any plans of affiliates of AIB that must be taken into account under Section 162(i) or (k) of the Code as in effect immediately prior to the Technical and Miscellaneous Revenue Act of 1988 and Section 4980B of the Code) have been operated in compliance with the group health plan continuation coverage requirements of Section 4980B of the Code to the extent such requirements are applicable.

                (f) To the knowledge of AIB, there have been no acts or omissions by AIB that have given rise to or may give rise to fines, penalties, taxes, or related charges under Sections 502(c) or (i) or 4071 of ERISA or Chapter 43 of the Code which could be imposed on AIB.

                (g) Except as described in Subarticle 3.20(j), AIB does not maintain any Employee Plan pursuant to which any benefit or other payment will be required to be made by AIB pursuant to which any other benefit will accrue or vest in any director, officer or employee of AIB, or pursuant to which any payment or benefit will be accelerated or increased in either case as a result of the consummation of the transactions contemplated by the Agreement.

                (h) No "reportable event," as defined in Section 4043 of ERISA, has occurred with respect to any of the Pension Plans.

                (i) AIB does not have any obligation for retiree health and life benefits under any Employee Plan, except as set forth on Schedule 3.20. AIB may amend or terminate any such Employee Plan at any time without incurring any liability thereunder.

                (j) All amendments required to bring each of the Employee Plans into conformity with all of the provisions of ERISA and the Code and all other applicable laws, rules and regulations have been made, or will be made before the expiration of the applicable remedial amendment period set forth under
Section 401(b) of the Code, as such period may be extended by the Internal Revenue Service.

                (k) AIB has delivered to Bancorp a list setting forth the name of each director, officer, employee, agent or representative of AIB and every other person entitled to receive any benefit or any payment of any amount under any existing employment agreement, severance plan or other Employee Plan or Understanding as a result of the consummation of any transaction contemplated by this Agreement, and with respect to such person, the nature of such benefit or the amount of such payment, the event triggering the benefit or payment, and the date of, and parties to, such employment agreement, severance or other Employee Plan or Understanding. AIB had delivered to Bancorp true and correct copies of all documents with respect to the Employee Plans referred to in this Subarticle 3.20, including all amendments and supplements thereto, and all related summary plan descriptions. AIB has delivered to Bancorp true and correct copies, with respect to each Employee Plan (to the extent applicable), of (i) a copy of the Form 5500 which was filed in each of the three most recent plan years, including without limitation, all schedules thereto, and all financial statements with attached opinions of independent accountants to the extent required; (ii) the most recent determination letter from the Internal Revenue Service; (iii) the statement of assets and liabilities as of the most recent valuation date; and (iv) the statement of changes in fund balance and in financial position or the statement of changes in net assets available for benefits under each of said plans for the most recently ended plan year. The documents referred to in subdivisions (iii) and (iv) fully present the financial condition of each of said plans as of and at such dates and the results of operations of each such plans, all in accordance with generally accepted accounting principles or on the cash method of accounting applied on a consistent basis.

        3.21 INVESTMENTS. Except for investments that have matured or been sold,
Schedule 3.21 sets forth all of the investments reflected on the balance sheet of AIB dated December 31, 1997 contained in the AIB Financial Statements and all of the investments made since December 31, 1997. Except as set forth on Schedule 3.21, all such investments are legal investments under applicable laws, rules and regulations and none of such investments is subject to any contractual, statutory or other restriction that would materially impair the ability of the entity holding such investment to dispose freely of any such investment at any time, except restrictions on the public distribution or transfer of such investments under the Securities Act of 1933, as amended, or state securities laws.

        3.22 OPERATIONAL LOSSES. Except as set forth on Schedule 3.22, since December 31, 1997, to the best knowledge of AIB, no event has occurred, and no action has been taken or omitted to be taken by any employee of AIB that has resulted in the incurrence by AIB of an Operational Loss (as that term is defined below) or, to the best knowledge of AIB, that reasonably might be expected to result in the incurrence by AIB of an Operational Loss after December 31, 1997, which, net of any insurance proceeds payable in respect thereof, would exceed $5,000 by itself or $10,000 when aggregated with all other Operational Losses during such period. For purposes of this Agreement, "Operational Loss" means any loss exceeding $5,000 resulting from cash shortages, lost or misposted items, disputed clerical and accounting errors, forged checks, payment of checks over stop payment orders, counterfeit money, wire transfers made in error, theft, robberies, defalcations, check kiting, fraudulent use of credit cards or electronic teller machines, civil money penalties, fines, litigation, claims, arbitration awards or other similar acts or occurrences.

        3.23 POWERS OF ATTORNEY. Except as set forth on Schedule 3.23, AIB has not granted any person a power of attorney or similar authorization that is presently in effect or outstanding.

        3.24 LOAN SERVICING PORTFOLIO. Except as set forth on Schedule 3.24, AIB services no loans owned in whole or in part by other persons, except for collection services undertaken for customers who otherwise have a banking relationship with AIB.

        3.25 PROXY STATEMENT. The proxy statement and/or any other materials or documents (collectively, the "Proxy Materials"), to be used in connection with the shareholders' meeting required pursuant to Subarticle 5.7 hereof, with respect to all information set forth therein relating to AIB, the Consolidation and the Merger and in respect to this Agreement, the Consolidation Agreement and the Merger Agreement, at the time of mailing to shareholders and at the time of the shareholders' meeting, shall:

                (a) comply in all material respects with the provisions of all applicable laws and regulations; and

                (b) except with respect to any information regarding Bancorp or FCB supplied to AIB by FCB for inclusion in the Proxy Materials, not contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact or not omit to state any material fact necessary in order to make the statements therein not false or misleading.

        3.26 ACCURACY OF INFORMATION FURNISHED. To the best of AIB's knowledge, no statement, representation or warranty made by AIB in this Agreement or any certificate, agreement, schedule or other document furnished or to be furnished in connection with the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact nor omits to state any material fact necessary in order to make such representation, warranty or statement not misleading.

        3.27 EFFECTIVE DATE OF REPRESENTATION AND WARRANTIES. Each representation and warranty of AIB set forth in this Agreement shall be deemed to be made on and as of the date hereof and (as updated as required by Subarticle 5.2(n) hereof) as of the Effective Time of the Consolidation unless the parties hereto agree in writing to a different effective date of any such representation or warranty.


                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF BANCORP AND FCB

        Bancorp and FCB represent and warrant to AIB as follows:

        4.1 ORGANIZATION, STANDING AND POWER OF BANCORP. Bancorp is duly organized and existing in good standing as a corporation under the laws of the State of California and is authorized to be a bank holding company. Bancorp has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Neither the scope of the business of Bancorp nor the location of any of its properties requires that it be licensed to do business in any jurisdiction other than the State of California. Schedule 4.1 sets forth true and correct copies of Bancorp's Articles of Incorporation and Bylaws.

        4.2 CAPITALIZATION OF BANCORP. As of the date of this Agreement, the authorized capital of Bancorp consists of 5,000,000 shares of common stock, no par value, and 5,000,000 shares of serial preferred stock. 3,323,857 shares of Bancorp's common stock and 423,500 shares of Bancorp's preferred stock is currently outstanding. Except for employee stock options covering 300,000 shares of Bancorp's common stock there are no outstanding options or warrants covering Bancorp's common stock. No shares of Bancorp stock, either common or preferred, are currently issued or outstanding.

        4.3 ORGANIZATION, STANDING AND POWER OF FCB. FCB is a national association, duly organized and existing in good standing as an association under the laws of the United States, and is authorized by the OCC to conduct a general banking business. FCB is a member of the Federal Reserve System, and its deposits are insured by the FDIC in the manner and to the extent provided by law. FCB has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Neither the scope of the business of FCB, nor the location of any of its properties requires that it be licensed to do business in any jurisdiction other than the State of California. Schedule 4.3 sets forth true and correct copies of FCB's Articles of Association and Bylaws, as amended and in effect as of the date hereof.

        4.4 CAPITALIZATION OF FCB. As of the date of this Agreement, the authorized capitalization of FCB consists of 10,000,000 shares of common stock, $1.00 par value, and 5,000,000 shares of preferred stock. As of the date of this Agreement, 100,000 shares of common and no shares of preferred are issued and outstanding (the "FCB Stock"). All of the outstanding shares of FCB Stock are validly issued, fully paid and nonassessable (except as provided for in 12 U.S.C. Section 55).

        4.5 FINANCIAL STATEMENTS. FCB has delivered to AIB audited balance sheets of FCB (to the extent they are available) as of December 31, 1997, 1996, 1995, and 1994, the related statements of operations, changes in shareholders' equity and statements of cash flow for the periods then ended, and the related notes and related accountants opinions thereon (the "FCB Financial Statements"). The FCB Financial Statements (i) present fairly the financial condition of FCB as of the respective dates indicated and the results of operations, the changes in shareholders' equity and cash flows for the respective periods indicated;
(ii) have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with past practices; (iii) contain and reflect reserves for all material accrued liabilities and for all reasonably anticipated losses, including but not limited to adequate reserves for loan and lease losses; and (iv) are based on the books and records of FCB. Bancorp has delivered to AIB audited balance sheets of Bancorp (to the extent they are available) as of December 31, 1997, and 1996, the related statements of operations, changes in shareholders' equity and statements of cash flow for the periods then ended and the related notes and related accountants opinions thereon

(the "Bancorp Financial Statements"). The Bancorp Financial Statements (i) present fairly the financial condition of Bancorp as of the respective dates indicated and the results of operations, the changes in shareholders' equity and cash flows for the respective periods indicated; (ii) have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with past practices; (iii) contain and reflect reserves for all material accrued liabilities and for all reasonably anticipated losses, including but not limited to adequate reserves for loan and lease losses; and
(iv) are based on the books and records of Bancorp.

        4.6 AUTHORITY. The execution and delivery by Bancorp and FCB of this Agreement and the execution and delivery of the Consolidation Agreement and the Merger Agreement by FCB Interim and FCB, respectively, and, subject to any requisite approval of the shareholders of FCB and FCB Interim, the consummation of the transactions contemplated hereby and thereby have been or will be duly and validly authorized by all necessary corporate action on the part of Bancorp, FCB and FCB Interim. This Agreement is, and the Consolidation and Merger Agreements will be upon the due execution and delivery thereof, valid and binding obligations of Bancorp, FCB and FCB Interim, enforceable in accordance with their terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles. Neither the execution and delivery by Bancorp or FCB of this Agreement, nor the execution and delivery of the Consolidation Agreement or the Merger Agreement by FCB Interim and FCB, respectively, nor the consummation of the transactions contemplated herein or therein, nor compliance by Bancorp, FCB or FCB Interim with any of the provisions hereof or thereof, will (i) conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws of Bancorp or the Articles of Association or Bylaws of FCB or FCB Interim; (ii) constitute a breach of, or result in a default (or give rise to any rights of termination, cancellation or acceleration, or any right to acquire any securities or assets) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, franchise, license, permit, agreement or other instrument, or obligation or other Understanding to which Bancorp or FCB is a party, or by which Bancorp, FCB or any of their respective properties or assets is bound, except where such breach or default, individually or in the aggregate, would not have a material adverse effect on the financial condition or results of operations of Bancorp or FCB taken as a whole; or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Bancorp, FCB or any of their respective properties or assets, except where such violation, individually or in the aggregate, would not have a material adverse effect on the financial condition or results of operations of Bancorp or FCB taken as a whole. No consent or approval of, notice to or filing with any governmental authority having jurisdiction over any aspect of the business or assets of Bancorp or FCB, and no consent or approval of or notice to any other person or entity, is required in connection with the execution and delivery by Bancorp or FCB of this Agreement, or the execution and delivery of the Consolidation Agreement and the Merger Agreement by FCB Interim and FCB, respectively, or the consummation by Bancorp, FCB or FCB Interim of the transactions contemplated hereby or thereby, except (a) approval of this Agreement, the Consolidation Agreement and the Merger Agreement by the shareholders of AIB,

FCB and FCB Interim, (b) such approvals of this Agreement, the Consolidation Agreement, the Merger Agreement and the transactions contemplated herein as may be required by the OCC pursuant to the applicable requirements of the National Bank Act and the Bank Merger Act, (c) such approvals of the FRB as may be required of Bancorp, and (d) as set forth on Schedule 4.6.

        4.7 INFORMATION FURNISHED BY BANCORP. No information relating to Bancorp or FCB furnished to AIB by Bancorp or FCB for inclusion in the Proxy Statement referred to in Subarticle 3.25 of this Agreement, or any amendment or supplement thereto, or the applications referred to in Subarticle 5.8(d), including all amendments and supplements thereto, will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading.

        4.8 ACCURACY OF INFORMATION FURNISHED. No statement, representation or warranty by Bancorp or FCB in this Agreement or any certificate, agreement, schedule or other document furnished or to be furnished in connection with the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact nor omits to state any material fact necessary in order to make such representation, warranty or statement not misleading. There is no fact that Bancorp or FCB has not disclosed in writing to AIB that can reasonably be expected to adversely affect the ability of Bancorp or FCB to fully perform under this Agreement or the transactions contemplated hereby.

        4.9 EFFECTIVE DATE OF REPRESENTATIONS AND WARRANTIES. Each representation and warranty of Bancorp and FCB set forth in this Agreement shall be deemed to be made on and as of the date hereof (unless expressly stated in any such representation or warranty to the contrary) and (as updated by Bancorp or FCB on or before the Effective Time of the Consolidation) as of the Effective Time of the Consolidation, unless the parties agree in writing to a different effective date of any such representation or warranty.

        4.10 COMPLIANCE WITH LAWS AND REGULATIONS. Except as set forth on
Schedule 4.10, neither FCB nor Bancorp is in default under or in breach of any law, ordinance, regulation, order, judgment or decree applicable to it which has been promulgated by any governmental agency having authority over it or any of its material assets where such default or breach would or could result in a reduction of ten percent (10.0%) or more in their respective shareholders' equity from the amount of shareholders' equity as of March 31, 1998 (such reduction is hereinafter referred to "Material Adverse Change in the Business Condition of FCB or Bancorp" or both, as applicable.)

        4.11 PERFORMANCE OF OBLIGATIONS. Except as set forth on Schedule 4.11, both FCB and Bancorp have performed in all material respects all of the obligations required to be performed by it to date, and it is not in default under or in breach of any term or provision of any agreement, contract, lease, indenture, covenant or any other Understanding to which it is a party or is subject or is otherwise bound, and no event has occurred which, with the giving of notice or the passage of time or both, would con-stitute such default or breach, except where such breach or default would or could not cause a Material Adverse Change in the Business Condition of FCB or Bancorp. No party with whom either FCB or Bancorp has an agreement or other Understanding which is of material importance to FCB or Bancorp is in default thereunder, except as set forth on Schedule 4.11.

        4.12 ABSENCE OF CERTAIN CHANGES. Except as set forth on Schedule 4.12, since December 31, 1997, the business of FCB and the business of Bancorp have been conducted diligently, and only in the ordinary course, and there has not been any adverse circumstance or development which could reasonably be seen to create a risk of a Material Adverse Change in the Business Condition of either FCB or Bancorp.

        4.13 LICENSES AND PERMITS. Both FCB and Bancorp have all licenses and permits which are necessary for the conduct of their respective businesses, and such licenses and permits are in full force and effect. The properties and operations of both FCB and Bancorp are and have been maintained and conducted, in all material respects, in compliance with all applicable laws and regulations.

        4.14 CAPITAL RAISING. FCB and Bancorp will proceed promptly and diligently to raise any capital necessary to consummate the Consolidation.

        4.15 REGULATORY APPROVALS. To the best knowledge of Bancorp and/or FCB, Bancorp and/or FCB has no reason to believe that it would not receive all required approvals from the OCC and/or FRB of any application to consummate the transactions contemplated by this Agreement without the imposition of a materially burdensome condition in connection with the approval of any such application.

                                    ARTICLE V

                        CONDUCT AND TRANSACTIONS PRIOR TO

                         EFFECTIVE TIME OF CONSOLIDATION

        5.1 LIMITATION ON AIB'S CONDUCT PRIOR TO THE EFFECTIVE TIME OF THE CONSOLIDATION. Between the date hereof and the Effective Time of the Consolidation, AIB agrees to conduct its business only in its normal and customary manner and in accordance with sound banking or other customary practices, and AIB shall not, without prior written consent of either Bancorp or FCB (which consent shall not be unreasonably withheld):

                (a) Declare, set aside or pay any dividend or make any other distribution upon, or purchase or redeem any shares of, AIB Stock;

                (b) Except as may be required to effectuate the transactions contemplated herein, change its charter documents or other governing instruments;

                (c) Except as otherwise expressly provided for in this Agreement, adopt, amend or terminate any Employee Plan, employment contract, agency or correspondent agreement, or any other Understanding of any such type;

                (d) Make any loan, loan commitment or renewal or extension thereof ("Loan"), to any borrower which would, when aggregated with all outstanding loans, commitments for loans or renewals or extensions thereof made by AIB to such person and any affiliate or immediate family member of such person, exceed $150,000. For the purposes of this Subarticle 5.1(d)(i), no prior written approval of FCB will be required, if FCB's representative is in attendance at any Loan Committee Meeting of AIB where such loan is reviewed or approved and FCB's representative does not voice an objection to such loan. The parties agree that AIB shall give notice of all loan committee meetings to FCB and FCB will use its best efforts to have a representative present at all such loan committee meetings;

                (e) Directly or indirectly, entertain, solicit or encourage or participate in any discussions or negotiations with, or provide any information (other than publicly available information) to, any person or other entity or group (other than Bancorp, FCB and either of its representatives) concerning any Acquisition Proposal (as that term is defined below) other than the Acquisition Proposal set forth in this Agreement, or authorize or knowingly permit any of its representatives to do so, except such actions that a majority of the Board of Directors of AIB, upon the written opinion of AIB's counsel, determines to be required by applicable law or necessary to fulfill the fiduciary duties of its directors with respect to an unsolicited bona fide written offer from a third party. AIB shall notify Bancorp and FCB immediately by telephone with written confirmation if any such inquiry or Acquisition Proposal is received by AIB, including the terms thereof. For purposes of this Subarticle 5.1(e), "Acquisition Proposal" means: (i) any proposal pursuant to which any person or other entity or group, other than Bancorp, FCB or FCB Interim, would acquire or participate in a merger or other business combination involving AIB; (ii) any proposal by which any person or other entity or group, other than Bancorp, FCB or FCB Interim, would acquire the right to vote nine and nine-tenths percent (9.9%) or more of the capital stock of AIB entitled to vote thereon for the election of directors, other than persons designated as proxy holders by the Board of Directors of AIB; (iii) any proposal to acquire, or acquisition of, the assets of AIB other than in the ordinary course of business; or (iv) any proposal to acquire, or acquisition of, five percent (5%) or more of the outstanding capital stock of AIB other than as contemplated by this Agreement;

                (f) Make any investment in the stock or equity of any business entity, except as it relates to a foreclosure or realization upon any security interest in the usual and ordinary course of its business;

                (g) Sell or dispose of any of its assets in excess of $25,000 in value, except in the usual and ordinary course of its business;

                (h) Make any one capital expenditure or series of capital expenditures, the aggregate amount of which is, in excess of $25,000;

                (i) Issue or sell or obligate itself to issue or sell any shares of AIB Stock or any other securities, including without limitation any capital notes, or any Stock Equivalent;

                (j) File, withdraw or fail to renew any applications for additional branches or to relocate operations from existing locations;

                (k) Create or incur any liabilities in excess of $25,000 other than liabilities incurred in the ordinary course of business or as contemplated or permitted by or in connection with the creation or performance of this Agreement;

                (l) Create or incur or suffer to exist any mortgage, lien, pledge, security interest, charge, encumbrance or restriction of any kind against or in respect of any property or right of AIB securing any obligation in excess of $25,000, except for pledges or security interests given in connection with the acceptance of repurchase agreements or government deposits or to secure borrowings from the Federal Reserve Bank;

                (m) Make or become a party to any contract, commitment or other Understanding in excess of $25,000, or renew, extend, amend or modify any contract, commitment or other Understanding in excess of $25,000, except in the usual and ordinary course of business or as otherwise contemplated or permitted by this Agreement;

                (n) Discharge or satisfy any mortgage, lien, charge or encumbrance other than as a result of the payment of liabilities in accordance with the terms thereof, or except in the ordinary course of business, if the cost to AIB to discharge or satisfy any such mortgage, lien, charge or encumbrance is in excess of $25,000;

                (o) Pay any obligation or liability, absolute or contingent, in excess of $25,000, except liabilities reflected on the AIB Financial Statements, or obligations or liabilities arising in the ordinary course of business since the date of the most recent AIB Financial Statements, or in connection with the transactions contemplated hereunder;

                (p) Institute, settle or agree to settle any claim, action or proceeding involving an expenditure by AIB in excess of $25,000 before any court, arbitrator or governmental body;

                (q) Invest in any real estate;

                (r) Enter into or amend any continuing contract or other Understanding or series of related contracts or Understandings in excess of $25,000 for the purchase of materials, supplies, equipment or services which cannot be terminated upon delivery of not more than thirty (30) days' written notice without cause and without payment of any amount as a penalty, bonus, premium or other compensation for such termination;

                (s) Enter into or amend any contract, agreement or other Understanding with any officer or other employee, director or prin-cipal shareholder of AIB or any affiliate of such person, including but not limited to an Understanding regarding an increase in salary or compensation;

                (t) Change any of its basic policies and practices with respect to liquidity management and cash flow planning, marketing, deposit origination, lending, budgeting, profit and tax planning, personnel practices, accounting or any other material aspect of its business or operations, except such change as may be required in the reasonable opinion of AIB's management to respond to economic or market conditions or as may be required by the rules of the American Institute of Certified Public Accountants or Financial Accounting Standards Board or by applicable governmental authorities;

                (u) Knowingly default in any material respect under any Understanding to which AIB is a party, and which, individually or together with other Understandings with respect to which a default by AIB exists, would or could cause a Material Adverse Change in Business Condition of AIB;

                (v) Issue or permit to be issued to any shareholder of AIB Stock a new certificate representing shares of AIB Stock because such certificate has been lost or stolen unless such shareholder obtains an indemnity bond in form and substance and with a surety satisfactory to AIB and FCB;

                (w) Breach or violate any applicable law, rule or regulation pertaining to the conduct of its business or its assets or any covenant, contract, debenture or Understanding to which it is a party where such breach or violation would or could cause a Material Adverse Change in the Business Condition of AIB;

                (x) Make any investment (i) in excess of $100,000, with the exception of federal funds sold; and (ii) which has a maturity greater than one year from the date of purchase; or

                (y) Enter into any Understanding which would or could result in the taking of any action or the occurrence of any event described in clauses (a) through (x) above.

        Bancorp and FCB shall be deemed to have given its consent to any action or event described in this Subarticle 5.1, if within five (5) business days (or two (2) business days in the case of matters described in clause (d) above) of Bancorp's or FCB's receipt of written notice of a request for prior written consent, AIB shall not have received written notice of objection from either Bancorp or FCB.

        5.2 AFFIRMATIVE CONDUCT OF AIB PRIOR TO THE EFFECTIVE TIME OF THE CONSOLIDATION. Between the date hereof and the Effective Time of the Consolidation, AIB shall:

                (a) Use its best efforts, or cooperate with others, to expeditiously bring about the satisfaction of the conditions specified in
Article VI hereof;

                (b) Use and devote its best efforts consistent with this Agreement to maintain and preserve intact its present business organization and to maintain and preserve its relationships and goodwill with account holders, borrowers, employees and others having business relationships with it;

                (c) Advise Bancorp and FCB promptly in writing of any Material Adverse Change in the Business Condition of AIB which becomes known to AIB, or of any matter which would make the representations and warranties set forth in
Article III hereof not true and correct in all material respects at any time up to and including the Effective Time of the Consolidation;

                (d) Use its best efforts to keep in full force and effect all of the existing permits and licenses of AIB;

                (e) Use its best efforts to maintain insurance coverage at least equal to that now in effect on all its properties, on all properties for which it is responsible and on its business operations, and carry the same coverage for public liability, personal injury and property damage and all risks covered by its banker's blanket bond and notify Bancorp and FCB in writing promptly of any facts or circumstances which could affect the ability of AIB or the Surviving Bank to maintain such insurance coverage that is now in effect;

                (f) Perform its material contractual obligations and not become in material default on any thereof;

                (g) Duly observe and materially conform to all lawful requirements applicable to its business;

                (h) Carefully prepare and file all federal, state and local tax returns regarding AIB if required to be filed by it between the date hereof and the Effective Time of the Consolidation and furnish copies thereof to Bancorp and FCB;

                (i) Furnish Bancorp and FCB with such financial and other information with respect to AIB and its respective properties, business and operations as in the reasonable opinion of Bancorp and FCB, counsel for Bancorp and FCB and counsel for AIB shall be necessary in order to prepare the applications for and to obtain the approvals, consents and authorizations referred to in Articles V and VI hereof; such information will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the information not misleading;

                (j) Maintain its assets and properties in good condition and repair, normal wear and tear excepted;

                (k) Promptly advise Bancorp and FCB in writing of any event or any other transaction within AIB's knowledge whereby any person or related group of persons acquires, directly or indirectly, record or beneficial ownership or control of five percent (5%) or more of the outstanding AIB Stock prior to the record date fixed for the AIB's shareholders' meeting or any adjourned meeting thereof to approve this Agreement;

                (l) Furnish to Bancorp and FCB monthly unaudited balance sheets and income statements and loan delinquency reports of AIB, identical to those provided to the Board of Directors of AIB, within five (5) days after each meeting of the Board of Directors of AIB, which unaudited balance sheets and income statements shall in all respects satisfy the requirements hereunder with respect to the AIB Financial Statements;

                (m) Furnish to Bancorp and FCB all information and documents regarding AIB which are provided to members of AIB's Board of Directors or any committee thereof within five (5) days after each meeting of the Board of Directors of AIB, subject to rights of privacy, fiduciary obligations and material subject to the attorney-client privilege;

                (n) No later than the 15th day of each calendar month between the date hereof and the Effective Time of the Consolidation, amend or supplement the Schedules prepared and delivered pursuant to Article III to ensure that the information set forth in such Schedules accurately reflects the then-current status of AIB. AIB shall further amend or supplement the Schedules on the Closing Date if necessary to reflect any additional changes in the status of AIB;

                (o) Charge off all loans, receivables and other assets, to the extent such are deemed uncollectible in accordance with generally accepted accounting principles, applicable law or regulation, or charge off such portion of loans classified as "loss," "doubtful" or "substandard" as directed by any regulatory authority; and maintain the reserve for loan and lease losses at a level which is adequate to provide for all known and reasonably expected losses on loans outstanding and other inherent risks in AIB's loan portfolio;

                (p) As soon as available, deliver to Bancorp and FCB any AIB Financial Statements not previously delivered pursuant to Subarticle 3.4 hereof; and

                (q) Without limiting the generality of any of the foregoing, furnish to Bancorp and FCB copies of the written results of any external audit or other review of AIB, within five (5) days after receipt of the same by AIB.

        5.3 ACCESS TO INFORMATION. AIB shall afford Bancorp, FCB and their respective representatives, counsel, accountants, agents and employees access during normal business hours to all of AIB's business, operations, properties, books, files and records and will do everything reasonably necessary to enable Bancorp, FCB and their respective representatives, counsel, accountants, agents and employees to make a complete examination of the financial statements, business, assets and properties of AIB and the condition thereof and to update such examination at such intervals as FCB shall deem appropriate. Such access shall include reasonable access by FCB's accountants to auditors' work papers with respect to the business and properties of AIB, other than books, records and documents covered by the attorney-client privilege, or which are attorneys' work product. Such examination shall be conducted in cooperation with the officers of AIB and in such a manner as to minimize, to the extent possible consistent with the conducting of a comprehensive examination, any disruption of, or interference with, the normal business operations of AIB. No such examination, however, shall constitute a waiver or relinquishment on the part of Bancorp or FCB to rely upon the representations and warranties made by AIB herein or pursuant hereto; provided, that Bancorp and FCB shall promptly disclose to AIB any fact or circumstance either may discover which either of them believes renders any representation or warranty made by AIB hereunder incorrect in any respect. Bancorp, FCB and their respective agents will hold in strict confidence all documents and information concerning AIB so obtained except to the extent that such documents or information are a matter of public record or require disclosure in the Proxy Materials or any of the applications required to be filed with any governmental or regulatory agency to obtain the approvals and consents specified in Article VI hereof and, if the transactions contemplated herein are not consummated, such confidence shall be maintained and all such documents shall be returned to AIB.

        5.4 REVIEW BY ACCOUNTANTS. Promptly upon request of Bancorp or FCB, AIB will request its accountants to permit FCB's accountants to review and examine the work papers of AIB's accountants relating to AIB, the AIB Financial Statements or other financial statements delivered to Bancorp and FCB hereunder, and any tax return filed by AIB with any tax agency and to review and examine the work papers of AIB's accountants relating to any future audits or reviews of AIB.

        5.5 TERMINATION OF AIB STOCK OPTION PLAN. AIB shall take all steps necessary to cause the AIB Stock Option Plan and all options granted thereunder, including paying the optionee for the economic value of such options based upon Per Share Purchase Price, to be terminated as of or prior to the Effective Time of the Consolidation and will grant no additional options under such plan prior to the Effective Time of the Consolidation.

        5.6 TERMINATION OF AIB EMPLOYEE PLANS. Unless otherwise agreed to between the parties, AIB shall take all steps necessary to cause the termination of all AIB Employee Plans without any liability (accrued, contingent or otherwise) to the Consolidated Bank, Bancorp or the Surviving Bank.

        5.7 SHAREHOLDERS' MEETING. AIB shall, as soon as practicable after execution of this Agreement, cause a meeting of its shareholders to be duly held upon requisite notice for the purpose of:

                (a) approving the Consolidation, the Consolidation Agreement, the transactions contemplated therein and requisite matters incident thereto; and

                (b) conducting such other business as its Board of Directors deems advisable and proper in connection therewith.

        AIB, through its Board of Directors, shall recommend that its shareholders approve the Consolidation, the Consolidation Agreement, the transactions contemplated therein and all requisite matters incident thereto, and it will, subject to the fiduciary duty of its directors, use its best efforts to obtain the affirmative vote of the holders of the largest possible percentage of its outstanding common stock.

        5.8 AFFIRMATIVE CONDUCT OF BANCORP AND FCB. Between the date hereof and the Closing Date:

                (a) SATISFACTION OF CONDITIONS. Bancorp and FCB shall use and shall cause FCB Interim to use its best efforts, or cooperate with others, to expeditiously bring about the satisfaction of the conditions specified in
Article VI hereof.

                (b) NOTICE OF CHANGES. Bancorp or FCB shall advise AIB promptly, plans for raising capital, in writing of any change known to Bancorp or FCB in the capital structure, financial condition or business prospects of FCB or Bancorp taken as a whole or of any other change known to Bancorp or FCB respecting the financial condition of Bancorp and FCB taken as a whole that could in either case reasonably be expected to materially adversely affect Bancorp's or FCB's ability to consummate the Acquisition, or of any matter which would make the representations and warranties set forth in Article IV hereof not true and correct in any material respect on the Closing Date.

                (c) FCB INTERIM. FCB shall cause FCB Interim to be duly organized as an interim national bank, with all necessary power to own, lease and operate its properties and assets, if any, and to carry on any business it then may conduct. FCB shall also cause FCB Interim to obtain shareholder approval of the Consolidation. As soon as reasonably practicable following the execution of this Agreement, FCB shall cause FCB Interim to execute the Consolidation Agreement in the form and having the substance of Exhibit "A" hereto.

                (d) REGULATORY APPLICATIONS. Bancorp and FCB shall proceed expeditiously in making application for all necessary regulatory approvals required as a condition precedent to the consummation of the Acquisition, including the approval of the OCC. AIB agrees to cooperate fully in the preparation of such applications.

                (e) ADDITIONAL FCB FINANCIAL STATEMENTS. As soon as available, FCB and Bancorp shall deliver to AIB any FCB Financial Statements not previously delivered pursuant to Subarticle 4.5 hereof.

                (f) RAISING CAPITAL TO CONSUMMATE THE CONSOLIDATION. FCB shall raise or receive additional equity capital in such amounts as are necessary to consummate the consolidation.

        5.9 CORPORATE ACTION. The parties shall each take or cause to be taken all necessary corporate action required to carry out the transactions contemplated in this Agreement, the Consolidation Agreement and the Merger Agreement.

        5.10 NECESSARY CONSENTS. In addition to the regulatory approvals referred to in Subarticle 5.8 hereof, the parties hereto shall each apply for and diligently seek to obtain all other third party consents or approvals which may be necessary for the consummation of the transactions contemplated hereby, including, without limitation, the written consent of any lessors of real and personal property which property cannot be assigned without the written consent of such lessors.

        5.11 ENVIRONMENTAL ASSESSMENT REPORT. Within sixty (60) days of the date of this Agreement, AIB shall deliver to Bancorp and FCB a Phase I environmental assessment report (the "Phase I Report") on each parcel of real property owned or leased by AIB, with the exception of any real property for which AIB is a lessee and the lessor (who shall be credit-worthy) fully indemnified AIB for any claims or losses relating to Hazardous Substances on such premises or breaches of any applicable Environmental Law pursuant to an agreement in form and substance reasonably satisfactory to FCB. Each Phase I Report shall be current within 60 days of its delivery and in form and substance reasonably satisfactory to Bancorp. Bancorp and FCB shall promptly review each Phase I Report and within five (5) business days of receipt thereof, will give written notice to AIB if Bancorp and FCB determine that the findings of the Phase I Report constitute a material breach by AIB of any of its representations, warranties, commitments or agreements under this Agreement. The failure of Bancorp or FCB to give such notice shall be deemed acceptance of the Phase I Report by Bancorp and FCB.

        5.12 ACCESS TO INFORMATION. Bancorp and FCB shall afford AIB and its representatives, counsel, accountants, agents and employees access, during normal business hours, to such books and records of FCB and Bancorp as AIB shall request in order for AIB to monitor the progress being made by FCB and /or Bancorp to consummate the transactions contemplated by this Agreement as well as FCB's and Bancorp's ability to consummate such transactions.

                                   ARTICLE VI

                    CONDITIONS PRECEDENT TO THE TRANSACTIONS

        6.1 GENERAL CONDITIONS. The obligations of each of the parties hereto to consummate the transactions contemplated herein are further subject to the satisfaction, on or before the Closing Date, of the following conditions precedent:

                (a) SHAREHOLDER APPROVAL. The respective parties shall have received all requisite approvals of the shareholders of FCB, FCB Interim and AIB.

                (b) NO PROCEEDINGS. No legal, administrative, arbitration, investigatory or other proceeding by any governmental authority shall have been instituted or threatened and, at what would otherwise have been the Effective Time of the Consolidation, remain pending by or before a court or any governmental authority to restrain or prohibit the transactions contemplated hereby.

                (c) REGULATORY APPROVALS. To the extent required by applicable law or regulation, all approvals or consents of any governmental authority, including, without limitation, those of the OCC and the FRB shall have been obtained or made for the transactions contemplated hereby and the applicable waiting period under the Bank Merger Act shall have expired. All other statutory or regulatory requirements for the valid completion of the transactions contemplated hereby shall have been satisfied.

        6.2 CONDITIONS TO OBLIGATIONS OF BANCORP AND FCB. The obligations of Bancorp and FCB to effect the transactions contemplated hereby shall be subject to the following conditions, any of which may be waived in writing by either Bancorp or FCB:

                (a) REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF COVENANTS. Each of the representations and warranties of AIB set forth herein (or as updated in accordance with Subarticle 5.2(n)) shall be true and correct as of the Effective Time of the Consolidation in all material respects, as if made on such date; and AIB shall have performed in all material respects all of the covenants to be performed by it on or prior to the Effective Time of the Consolidation.

                (b) AUTHORIZATION OF MERGER. All action necessary to authorize the execution, delivery and performance of this Agreement, the Consolidation Agreement and the Merger Agreement by AIB and the consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken by the Board of Directors and shareholders of AIB, including, without limitation, approval by a vote of the holders of at least a majority of the AIB Stock, and AIB shall have full power and right to consolidate with FCB Interim pursuant to the Consolidation Agreement and to merge with FCB pursuant to the Merger Agreement.

                (c) REGULATORY APPROVALS. Any governmental approvals referred to in Subarticle 6.1(c) and any other subarticle of this Agreement shall have been granted without the imposition of conditions that either Bancorp or FCB reasonably and in good faith concludes would be materially burdensome.

                (d) THIRD PARTY CONSENTS. Bancorp, FCB, FCB Interim and AIB shall have obtained all consents of other parties to its material mortgages, notes, leases, franchises, agreements, licenses and permits as may be necessary to permit the transactions contemplated herein to be consummated, without default, acceleration, breach or loss of rights or benefits thereunder.

                (e) ABSENCE OF MATERIAL ADVERSE CHANGES. As of the Closing Date there shall not exist any Material Adverse Change in the Business Condition of AIB.

                (f) TERMINATION OF STOCK OPTION PLANS. AIB shall have caused the AIB Stock Option Plans to be terminated as of the Effective Time of the Consolidation and shall have obtained the consents or agreements and otherwise shall have complied with the terms of Subarticles 5.5 and 5.6 hereof.

                (g) SHAREHOLDERS' AGREEMENTS. Each of the directors of AIB shall have entered into a Shareholders' Agreement in substantially the form attached hereto as Exhibit "C" in all cases concurrently with the execution of this Agreement, and each such director shall have performed in all material respects the obligations to be performed by him under such agreements.

                (h) OFFICERS' CERTIFICATE. There shall have been delivered to Bancorp and FCB on the Closing Date a certificate executed by the President and Chief Executive Officer and by the Chief Financial Officer of AIB certifying, to the best of their knowledge, compliance with all of the provisions of Subarticles 6.2(a), (b), (d), (e), (f) and (g).

                (i) TAX MATTERS. Bancorp and FCB shall have received an opinion from a law firm mutually acceptable to AIB and FCB as of the Effective Time of the Consolidation, or a ruling from the Internal Revenue Service substantially to the effect that, under the Code, the Acquisition will not result in the recognition of any gain or loss to Bancorp, FCB or AIB (but excluding AIB's shareholders).

                (j) VALIDITY OF TRANSACTIONS. The validity of all transactions herein contemplated, as well as the form and substance of all opinions, certificates, instruments of transfer and other documents to be delivered to Bancorp or FCB hereunder, shall be subject to the approval, to be reasonably exercised, of Horgan, Rosen, Beckham & Coren, L.L.P., counsel for Bancorp and FCB.

                (k) PHASE I REPORTS. AIB shall have delivered Phase I Reports to Bancorp and FCB in accordance with Section 5.11.

        6.3 CONDITIONS TO OBLIGATIONS OF AIB. The obligations of AIB to effect the transactions contemplated hereby shall be subject to the following conditions, any of which may be waived in writing by AIB:

                (a) REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF COVENANTS. Each of the representations and warranties of Bancorp and FCB set forth herein shall be true and correct as of the Effective Time of the Consolidation in all material respects, as if made on such date; and Bancorp and FCB shall have performed in all material respects all of the covenants to be performed by them on or prior to the Effective Time of the Consolidation.

                (b) AUTHORIZATION OF MERGER. All actions necessary to authorize the execution, delivery and performance of this Agreement, the Consolidation Agreement and the Merger Agreement by Bancorp, FCB and FCB Interim and the consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken by the Boards of Directors of Bancorp, FCB and FCB Interim and the shareholders of FCB and FCB Interim, and FCB Interim shall have full power and right to consolidate with AIB pursuant to the Consolidation Agreement.

                (c) OFFICERS' CERTIFICATE. There shall have been delivered to AIB on the Closing Date a certificate executed by the Chief Executive Officer and the Chief Financial Officer of both Bancorp and FCB certifying, to the best of their knowledge, compliance with all of the provisions of Sections 6.3(a) and (b).

                (d) VALIDITY OF TRANSACTIONS. The validity of all transactions herein contemplated, as well as the form and substance of all opinions, certificates, instruments of transfer and other documents to be delivered to AIB hereunder, shall be subject to the approval, to be reasonably exercised, of Knecht & Hansen, counsel for AIB.

                (e) NECESSARY CAPITAL. FCB shall have received or raised the capital necessary to consummate the consolidation in accordance with Section 5.8(f) hereof on or before January 15, 1999.


                                   ARTICLE VII

                                EMPLOYEE BENEFITS

        7.1 SURVIVING BANK EMPLOYEE BENEFITS. All employee benefits and benefit programs of Bancorp in effect at and as of the Effective Time of the Consolidation shall become the sole employee benefits and benefit programs of the Surviving Bank. AIB shall have terminated its Employee Plans prior to the Effective Time of the Consolidation, and, no such employee plans shall become plans of the Surviving Bank or Bancorp.

        7.2 EMPLOYEES OF AIB. Bancorp and FCB covenant and agree that the Surviving Bank shall, without obligation to employ, make a reasonable effort to employ all officers and employees of AIB at the Effective Time of the Consolidation. Any officer or employee of AIB at the Effective Time of the Consolidation who is not either (i) employed by the Surviving Bank or (ii) covered by an Employment Contract, shall be entitled to severance pay equal to one month's salary, as that salary was in effect on March 31, 1998, (or portion thereof) for each year (or portion thereof) of service with AIB but not to exceed an amount equal to six (6) months' salary. At and as of the Effective Time of the Consolidation, any persons who are officers or other employees of AIB immediately prior to the Effective Time of the Consolidation and who become officers and employees of the Surviving Bank shall be entitled, other than for purposes of benefit accrual, to carry over to FCB service credit and seniority for time employed by AIB, consistent with such service, to participate in all employee benefits and benefit programs of the Surviving Bank in accordance with the terms of such employee benefit programs. Such participation shall commence at and as of the Effective Time of the Consolidation if permitted by the terms of such employee benefit programs, or as soon thereafter as permitted by the terms of such employee benefit programs; provided, however, that officers and other employees of AIB who, immediately before the Effective Time of the Consolidation, had not yet completed the waiting period or service requirement for eligibility in AIB's employee welfare benefit plans (as such term is defined in Section 3(1) of ERISA) shall not be entitled to participate in FCB's employee welfare benefit plans until they would have completed such waiting period or service requirement, taking into account their service with AIB before the Effective Time of the Consolidation and their service with the Surviving Bank after the Effective Time of the Consolidation.

        7.3 CHIEF EXECUTIVE OF AIB. Bancorp and FCB covenant and agree that the Surviving Bank shall, effective immediately with the Merger, be bound by the terms and conditions of the amended employment agreement between FCB and Charles
E. Brooks ("Executive"), a copy of which is attached hereto as Exhibit D, providing for a three year term, at the same salary level as in effect on March 31, 1998, and other terms and conditions as set forth therein, including but not limited to retirement compensation to begin on the later of Executive's 65th birthday, or retirement from the bank and continuing for ten years with retirement benefits equal to fifty percent (50%) of Executive's salary in effect on March 31, 1998. In addition, the contract will provide for stock options covering 40,000 shares (adjusted for any splits, reverse splits or stock dividends effective after June 30, 1998) of Bancorp's common stock.

                                  ARTICLE VIII

                                   TERMINATION

        8.1 TERMINATION OF THIS AGREEMENT.

                (a) This Agreement may be terminated upon the occurrence of any of the following:

                          (i) By Bancorp or FCB immediately upon the expiration
of thirty (30) days from the date that Bancorp or FCB has given notice to AIB of a breach or default by AIB in the performance of any covenant, agreement, representation, warranty, duty or obligation hereunder, which breach or default causes a Material Adverse Change in the Business Condition of AIB or has a material adverse effect upon the transactions contemplated hereby; provided, however, that no such termination shall be effective if, within said 30-day period, AIB shall have substantially corrected and cured the grounds for the termination as set forth in said notice of termination;

                          (ii) By AIB immediately upon the expiration of thirty
(30) days from the date that AIB has given notice to Bancorp and FCB of a breach or default by either Bancorp or FCB in the performance of any covenant, agreement, representation, warranty, duty or obligation hereunder which breach or default has a material adverse effect on Bancorp, FCB, their respective financial conditions or on the transactions contemplated hereby; provided, however, that no such termination shall be effective if, within said 30-day period, Bancorp or FCB, as applicable, shall have substantially corrected and cured the grounds for the termination as set forth in said notice of termination;

                          (iii) By Bancorp, FCB or AIB upon the expiration of
thirty (30) days after the OCC, or any other applicable regulatory authority denies or refuses to grant the approvals, consents or authorizations required to be obtained in order to consummate the transactions covered and contemplated by this Agreement unless, within said 30-day period, the parties hereto agree to resubmit the application to the regulatory authority which has denied or refused to grant such approval, consent, authorization or ruling, as the case may be;

                          (iv) By any of Bancorp, FCB or AIB upon the failure to
satisfy any of the conditions specified in Subarticle 6.1;

                          (v) By Bancorp or FCB upon the failure to satisfy any
of the conditions specified in Subarticle 6.2 other than 6.2(i);

                          (vi) By AIB upon the failure to satisfy any of the
conditions specified in Subarticle 6.3;

                          (vii) By Bancorp or FCB at any time prior to the
Effective Time of the Consolidation, if (A) the Board of Directors of AIB approves a transaction (or AIB executes a letter of intent or other Understanding) pursuant to which any person or entity or related group of persons or entities acquires, directly or indirectly, record or beneficial (as defined in Rule 13d-3 promulgated pursuant to the Securities Exchange Act of 1934, as amended) ownership or control of 25% or more of the currently outstanding shares of AIB Stock; or (B) any person or entity or related group of persons or entities seeks to acquire 25% or more of the outstanding shares of AIB Stock by tender offer or otherwise, and the Board of Directors of AIB does not advise its shareholders that it does not support such tender offer or acquisition and that it does support the Acquisition;

                          (viii) By Bancorp or FCB immediately upon the failure
of the shareholders of AIB to approve this Agreement and the Consolidation Agreement;

                          (ix) By Bancorp, FCB and AIB, upon the mutual consent
of such parties; or

                          (x) By Bancorp or FCB upon the failure to satisfy the
condition of Subarticle 6.2(i).

                (b) This Agreement shall be terminated if the Closing has not occurred by February 28, 1999, unless mutually extended by the parties hereto.

        8.2 IMMATERIAL BREACH. Notwithstanding anything to the contrary contained herein, no party hereto shall have the right to terminate this Agreement on account of its own breach or due to any immaterial breach by any other party hereto of any covenant, agreement, representation, warranty, duty or obligation hereunder.

        8.3 EFFECT OF TERMINATION. No termination of this Agreement under this
Article VIII for any reason or in any manner shall release, or be construed as so releasing, any party hereto from its obligations pursuant to Subarticles 5.3 or 9.1 hereof or from any liability or damage to any other party hereto arising out of, in connection with or otherwise relating to, directly or indirectly, said party's material breach, default or failure in performance of any of its covenants, agreements, duties or obligations arising hereunder, or any breaches of any representation or warranty contained herein arising prior to the date of termination of this Agreement; provided, however, that no party hereto shall be liable for any immaterial breach as delineated in Subarticle 8.2 hereof, no party shall be liable for the failure to obtain any required shareholder or regulatory approvals, and no party hereto shall be liable for termination of this Agreement pursuant to Subarticle 8.1(a)(i) or pursuant to Subarticle 8.1(a)(ii) solely with respect to a material breach of a representation or warranty made pursuant to Article III or Article IV, if such representation or warranty was accurate as of the date hereof or as of the Closing Date.


                                   ARTICLE IX

                               GENERAL PROVISIONS

        9.1 (a) COMPENSATION TO BANCORP AND FCB. (i) In the event that this Agreement is terminated by Bancorp or FCB pursuant to Subarticle 8.1(a)(i), then AIB shall forthwith pay jointly to Bancorp and FCB, immediately upon demand, the aggregate sum of $150,000, plus actual out-of-pocket costs incurred by FCB or Bancorp in connection with the Merger but not to exceed $100,000, for a total amount not to exceed $250,000, which amount the parties hereto agree and stipulate is reasonable and full liquidated damages and reasonable compensation to Bancorp and FCB for their involvement in the transactions contemplated by this Agreement to the date of such notice of termination and is not a penalty or forfeiture.

                          (ii) In the event that this Agreement is terminated by
Bancorp or FCB pursuant to Subarticle 8.1(a)(vii), then AIB shall forthwith pay jointly to Bancorp and FCB, immediately upon demand, the aggregate sum of $600,000, which amount the parties hereto agree and stipulate is reasonable and full liquidated damages and reasonable compensation to Bancorp and FCB for their involvement in the transactions contemplated by this Agreement to the date of such notice of termination and is not a penalty or forfeiture.


                (b) COMPENSATION TO AIB. (i) In the event that this Agreement is terminated by AIB pursuant to Subarticle 8.1(a)(ii), then FCB shall forthwith pay to AIB, immediately upon demand, the aggregate sum of $150,000, plus action-of-pocket costs incurred by AIB in connection with the Merger but not to exceed $100,000, for a total amount not to exceed $250,000, which amount the parties hereto agree and stipulate is reasonable and full liquidated damages and reasonable compensation to AIB for its involvement in the transactions contemplated by this Agreement to the date of such notice of termination and is not a penalty or forfeiture.

                          (ii) In the event that this Agreement is terminated by
Bancorp or FCB pursuant to Subarticle 8.1(a)(x), then FCB shall forthwith pay to AIB, immediately upon demand, the aggregate sum of One Hundred Twenty-Five Thousand Dollars ($125,000) which amount the parties hereto agree and stipulate is reasonable and full liquidated damages and reasonable compensation to AIB or its involvement in the transactions contemplated by this Agreement to the date of such notice of termination and is not a penalty or forfeiture.

        9.2 EXPENSES. Each party hereto shall pay its own costs and expenses, including, without limitation, those of its attorneys and accountants, incurred in connection with this Agreement, the Consolidation

Agreement, the Merger Agreement and the transactions covered and contemplated hereby and thereby.

        9.3 NOTICES. All notices, demands or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person (professional courier acceptable) or by United States mail, certified or registered, with return receipt requested, by facsimile (with written confirmation of receipt), or otherwise actually delivered, as follows:

                      (a) If to Bancorp or FCB:
                          First Coastal Bank
                          275 Main Street
                          El Segundo, California 90245
                          Attention: Mr. Don M. Griffith
                                       Chairman of the Board

               With a copy to:

                          Horgan, Rosen, Beckham & Coren, L.L.P.
                          21700 Oxnard Street, Suite 1400
                          Woodland Hills, California 91367
                          Attention: Gary M. Horgan, Esq.

                      (b) If to AIB:

                          American Independent Bank N.A.
                          1644 W. Redondo Beach Blvd.
                          Gardena, California 90247
                          Attention: Charles E. Brooks
                                       President and
                                       Chief Executive Officer

               With a copy to:

                          Knecht & Hansen
                          1301 Dove Street, Suite 900
                          Newport Beach, California 92660
                          Attention: Loren P. Hansen, Esq.

The persons or address to which mailings or deliveries shall be made may change from time to time by notice given pursuant to the provisions of this Subarticle
9.3. Any notice, demand or other communication given pursuant to the provisions of this Subarticle 9.3 shall be deemed to have been given on the date actually delivered or three days following the date mailed or upon written confirmation of receipt of facsimile transmission, as the case may be.

        9.4 SUCCESSORS AND ASSIGNS. All terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective transferees, successors and assigns; provided, however, that, except as otherwise contemplated herein, this Agreement and all rights, privileges, duties and obligations of the parties hereto may not be assigned or delegated by any party hereto without the prior written consent of the other parties to this Agreement.


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

        9.5 EFFECT OF REPRESENTATIONS AND WARRANTIES. The representations and warranties contained in this Agreement or in any Schedule shall terminate immediately after the Effective Time of the Consolidation.

        9.6 THIRD PARTY BENEFICIARIES. Each party hereto intends that this Agreement shall not benefit, or create any right or cause of action in or on behalf of, any person other than the parties hereto. As used in this Agreement, the term party or parties shall refer only to AIB, Bancorp, FCB or FCB Interim or any of them.

        9.7 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one instrument.

        9.8 GOVERNING LAW. This Agreement is made and entered into in the State of California, and the laws of that state, except to the extent superseded by provisions of Title 12 of the United States Code, shall govern the validity and interpretation hereof and the performance of the parties hereto of their respective duties and obligations hereunder.

        9.9 CAPTIONS. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.

        9.10 WAIVER AND MODIFICATION. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, provision or condition of this Agreement. This Agreement, the Consolidation Agreement and the Merger Agreement, when duly executed and delivered, may be modified or amended by action of the Boards of Directors of Bancorp, FCB, FCB Interim or AIB to the extent permitted by law without action by their respective shareholders. This Agreement may be modified or amended only by an instrument of equal formality signed by the parties or their duly authorized agents.

        9.11 KNOWLEDGE. In all representations and warranties concerning the knowledge or notice of AIB, Bancorp or FCB, wherever included herein, there shall be imputed to AIB, Bancorp or FCB the knowledge and notice of their respective executive officers and directors.

        9.12 ATTORNEYS' FEES. In the event any of the parties to this Agreement brings an action or suit against any other party by reason of any breach of any covenant, agreement, representation, warranty or other provision hereof, or any breach of any duty or obligation created hereunder by such other party, the prevailing party in whose favor final judgment is entered shall be entitled to have and recover of and from the losing party all reasonable costs and expenses incurred or sustained by such prevailing party in connection with such suit or action, including, without limitation, legal fees and court costs (whether or not taxable as such).

        9.13 ENTIRE AGREEMENT. The making, execution and delivery of this Agreement by the parties hereto have been induced by no representations, statements, warranties or agreements other than those herein expressed. This Agreement embodies the entire understanding of the parties and there are no further or other agreements or understandings, written or oral, in effect among the parties relating to the subject matter hereof, unless expressly referred to by reference herein.

        9.14 SEVERABILITY. Whenever possible, each provision of this Agreement and every related document shall be interpreted in such manner as to be valid under applicable law. However, if any provision of any of the foregoing shall be invalid or prohibited under said applicable law, it shall be construed, interpreted and limited to effectuate its purpose to the maximum legally permissible extent. If it cannot be so construed and interpreted so as to be valid under such law, such provision shall be ineffective to the extent of such invalidity or prohibition without invalidating the remainder of such provision or the remaining provisions of this Agreement, and this Agreement shall be construed to the maximum extent possible to carry out its terms without such invalid or unenforceable provision or portion thereof.

        9.15 EFFECT OF DISCLOSURE. Any list, statement, document, writing or other information set forth in, referenced to or attached to any Schedule or Exhibit delivered pursuant to any provision of this Agreement shall be deemed to constitute disclosure for purposes of any other Schedule or Exhibit required to be delivered pursuant to any other provision of this Agreement.

        9.16 PUBLICITY. The parties hereto agree that they will coordinate on any publicity concerning this Agreement, and the transactions contemplated hereby. No party shall issue any press release, publicity statement or other public notice relating in any way to this Agreement or any of the transactions contemplated hereby without obtaining the prior consent of the others, which consent shall not be unreasonably withheld.


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

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the day and year first above written.

                                       FIRST COASTAL BANCSHARES,
                                       A CALIFORNIA CORPORATION



                                       By: /s/ DON M. GRIFFITH
                                          ---------------------------------
                                          Don M. Griffith
                                          Chairman of the Board

                                       FIRST COASTAL BANK, N.A.



                                       By: /s/ DON M. GRIFFITH
                                          ---------------------------------
                                          Don M. Griffith
                                          Chairman of the Board

                                       AMERICAN INDEPENDENT BANK N.A.



                                       By: /s/ CHARLES E. BROOKS
                                          ---------------------------------
                                          Charles E. Brooks
                                          Chairman, President and
                                          Chief Executive Officer


                                       By: /s/ TIFFANY DIETZ
                                          ---------------------------------
                                          Tiffany Dietz
                                          Assistant Secretary

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